[Letterhead of Wells Fargo Asset Securities Corporation]



June 13, 2007


Hanna T. Teshome, Esq.
Special Counsel
United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Wells Fargo Home Equity Asset-Backed Securities 2006-1 Trust Form 10-K for the fiscal year ended December 31, 2006
      Filed March 30, 2007
      File No. 333-131594-01


Dear Ms. Teshome:

The undersigned is a Senior Vice President of Wells Fargo Asset Securities Corporation (the "Depositor"), the depositor of the Wells Fargo Home Equity Asset-Backed Securities 2006-1 Trust (the "Issuing Entity"). We have reviewed your letter dated May 9, 2007 (the "Comment Letter") transmitting comments of the staff of the Division of Corporation Finance (the "Staff") of the Securities and Exchange Commission (the "Commission") to the Issuing Entity's annual report on Form 10-K for the fiscal year ended December 31, 2006 (the "Form 10-K"). Enclosed herewith are four courtesy copies of a draft of the Issuing Entity's amended annual report on Form 10-K (the "Amended Form 10-K"), two of which have been marked to show revisions implemented in response to the requests of the Staff in the Comment Letter.

For your convenience, the Staff's comments are repeated in italics below, followed by the responses of the Depositor, on behalf of the Issuing Entity.

1. In your next amendment, please refile the exhibits and tag each as a separate EDGAR exhibit. Please refer to Item 15(b) of Form 10-K.

The Securities Administrator filed the Form 10-K, on behalf of the Issuing Entity, in ASCII format, pursuant to EDGAR filing requirements. Such filing requirements do not require the separate filing of exhibits, and the Securities Administrator's ASCII formatting and EDGAR filing system does not allow for separate exhibit filings.

United States Securities and Exchange Commission
June 13, 2007

2. You indicate that "[n]o entity or group of affiliated entities provides any external credit enhancement, uses any derivative instruments or other support for the certificates within this transaction." However, your 424 prospectus that you filed May 31, 2006 indicates that you intended to enter into an interest rate swap agreement with The Royal Bank of Scotland plc. Please revise accordingly.

The disclosure required by Item 1115(b) of Regulation AB has been corrected in the Amended Form 10-K to more accurately reflect that no additional disclosure is required because no entity or group of affiliated entities provides derivative instruments having an aggregate significance percentage of 10% or more.

3. You indicate that you have no affiliations and certain relationships and related transactions that are required to be reported pursuant to Item 1119 of Regulation AB. However, on page S-8 of your 424 prospectus filed May 31, 2006 you describe an affiliate relationship between Wells Fargo Bank, N.A. and the depositor. Please indicate "omitted" rather than "none" or otherwise revise your disclosure accordingly.

The Staff's requested change has been made in the Amended Form 10-K.

4. In the last two paragraphs of this section, you indicate that "each servicing criterion required by Item 1122(d) of Regulation AB is addressed in one or more of the Assessments of Compliance with Servicing Criteria and related Attestation Reports included with this report." However, assessments and attestations are not provided for Items 1122(d)(1)(iii) or 1122(d)(4)(xv). Please advise or revise accordingly.

The referenced language has been modified in the Amended Form 10-K to more properly indicate that each applicable servicing criterion in Item 1122(d) of Regulation AB is addressed by one or more of the Assessments of Compliance with Servicing Criteria and the related Attestation Reports. With respect to the servicing criterion in Item 1122(d)(4)(xv), please see our response to comment 10 below.

5. In addition, in those same paragraphs, you indicate that the Custodian/Trustee did not address each of the servicing criteria that they were required to address under the terms of the Servicing Agreement because those items were deemed "not applicable" to the Custodian/Trustee. Please clarify what those items are and explain why those items are not applicable given that it was required to be addressed under the terms of the related Servicing Agreement.

United States Securities and Exchange Commission
June 13, 2007

The Custodian's Assessment of Compliance, attached as Exhibit 33(e) to the Amended Form 10-K, has been revised to address the servicing criterion in Item 1122(d)(1)(iv) of Regulation AB. The referenced language has, accordingly, been modified to remove the reference to the Custodian. The Trustee did not address the servicing criterion contained in Item 1122(d)(2)(iii) of Regulation AB because, as contemplated in the Pooling and Servicing Agreement, that criterion only applies to the Trustee if, during the fiscal year covered by the Issuing Entity's annual report, the Trustee was required to make advances. The Trustee was not so required during the fiscal year ended December 31, 2006.

6. We note that the 1122 statement provided by Wells Fargo Bank, N.A., in its capacity as Servicer, and the related attestation report identifies the two material instances of noncompliance during the year ended December 31, 2006. Please tell us what the Servicer has done to correct this and outline for us steps taken in this regard. In addition, please explain for us the roles and responsibilities of each party with respect to these criteria.

The two noted material instances of noncompliance relate to Wells Fargo Bank, N.A., in its capacity as servicer, on a platform level. The instances of noncompliance did not relate to any activities performed or required to be performed by Wells Fargo Bank, N.A., as servicer in connection with the Issuing Entity. The steps taken by Wells Fargo Bank, N.A. to correct the noncompliance, as of the date of the Assessment of Compliance, are described therein. Specifically, the final sentence of item number 1, Delinquency Reporting, in Exhibit B to the Assessment of Compliance stated the following with respect to the corrective action taken: "Wells Fargo subsequently included additional data in the monthly remittance reports, providing the actual borrower due date and unpaid principal balance, together with instructions to use these new fields if such monthly remittance reports are used to calculate delinquency ratios." In addition, the final sentence of item number 2, Notification of Intent to Foreclose, in Exhibit B to the Assessment of Compliance stated the following with respect to the corrective action taken: "A new process is being implemented to send such notifications if contractually required, unless an investor opts out in writing." Since the date of the Assessment of Compliance, Wells Fargo has implemented a process for tracking contract language and investor preference, on a transaction level, with respect to the provision of prior notice to investors of intent to foreclose.

7. The exhibits that you have incorporate by reference relate to an issuing entity other than the one to which this Form 10-K relates (notably 2006-3 as issuing entity) and thereby includes exhibits that are inapplicable to 2006-1 Trust as issuing entity. Please revise the Form 10-K so that it incorporates the correct documents.

United States Securities and Exchange Commission
June 13, 2007

The Staff's requested change has been made in the Amended Form 10-K.

8. We note that the servicer has elected to sign the Form 10-K on behalf of the issuing entity. Accordingly, please revise the signature block of your Form 10-K to clearly indicate that John Brown is the senior officer in charge of the servicing function. See General Instruction J(3) of Form 10-K. Additionally, please make corresponding changes to your Section 302 certification. See footnote 1 to Item 601(b)(31)(ii) of Regulation S-K.

The signature block to Form 10-K and the certification provided pursuant to Item 601(b)(31)(ii) of Regulation S-K have been revised in the Amended Form 10-K to reflect that they are signed by the senior officer in charge of the servicing function of the servicer.

9. Please revise your certification to include the exact language set forth in Item 601(b)(31)(ii) of Regulation S-K. In this regard, we note that while multiple servicers are involved in the transaction, Mr. Brown indicates in paragraph 4 that he is responsible for reviewing the activities of only one servicer.

The Staff's requested change has been made in the Amended Form 10-K.

10. Per our earlier comment regarding your intention to enter into an interest rate swap agreement with The Royal Bank of Scotland plc, please include an assessment of compliance with servicing criteria 1122(d)(4)(xv) of Regulation AB.

The Assessment of Compliance of Wells Fargo Bank, N.A., in its capacity as securities administrator, attached as Exhibit 33(d) to the Form 10-K, addresses the servicing criterion in Item 1122(d)(4)(xv) of Regulation AB.

11. We note in the Form 10-K your disclosure of a material noncompliance with respect to the Trustee's assessment of compliance. However, the related exhibit which contains the Trustee's assessment of compliance indicates that there were no material instances of noncompliance. Please explain this apparent inconsistency and revise your disclosure accordingly.

The disclosure of material noncompliance noted by the Staff was correctly stated in the Form 10-K as being with respect to Wells Fargo Bank, N.A. (Corporate Trust Services), which acts as securities administrator with respect to the Issuing Entity. Accordingly, that material instance of noncompliance was addressed in Wells Fargo Bank, N.A.'s Assessment of Compliance, as securities administrator, which was attached as Exhibit 33(d) to the Form 10-

United States Securities and Exchange Commission
June 13, 2007

K, and not in the Assessment of Compliance of HSBC Bank (USA), National Association, the trustee of the transaction, which was attached as Exhibit 33(a) to the Form 10-K.

12. You indicate in the second numbered paragraph of the certification that Wells Fargo Home Mortgage has taken responsibility for assessing compliance with the servicing criteria applicable to various vendors it has engaged "with the exception of those Vendors that have provided their own report of assessment of compliance with servicing criteria, which reports are attached hereto as Exhibit D." Furthermore, in footnotes 2,4,6,8, and 10 of Exhibit A you refer to Exhibit D regarding four vendors. However, Exhibit D states "Vendors' Reports of Assessment of Compliance With Servicing Criteria," without actually providing such reports. Please revise to provide such reports and/or describe how they relate to the various assessments already provided as exhibit 33(a) through (f), or advise.

Exhibit D to the Assessment of Compliance of Wells Fargo Bank, N.A., in its capacity as servicer, which was intended to be comprised of the separate vendor assessments included as Exhibits 33(b) and 33(f) to Form 10-K, has been added to Wells Fargo Bank, N.A.'s Assessment of Compliance, in its capacity as servicer, which is contained as Exhibit 33(c) to the Amended Form 10-K. In addition, although it was not noted in the Staff's comments, the Attestation Report regarding compliance with applicable servicing criteria which is referred to in Wells Fargo Bank, N.A.'s Assessment of Compliance, in its capacity as servicer, as Exhibit C but which was not attached thereto, and which was separately contained as Exhibit 34(c) to the Form 10-K, has now been added to Wells Fargo Bank, N.A.'s Assessment of Compliance, in capacity as servicer, attached as
Exhibit 33(c) to the Amended Form 10-K.

13. Please explain why your assessment excludes "the servicing of such loans for Freddie Mac, Fannie Mae, Ginnie Mae, state and local government bond programs, or a Federal Home Loan Bank."

We direct your attention to telephone interpretation 17.04, which provides that "a servicer's platform may, but is not required to, include transactions that involved an offer and sale of asset-backed securities that were not required to be registered." This telephone interpretation was expressly issued to provide servicers with the flexibility to decide whether to exclude from their servicing platform loans serviced under governmental or quasi-governmental agency programs.

14. You indicate in the third paragraph of the certification under Applicable Servicing Criteria that Wells Fargo Bank, National Association, is assessing compliance with "[a]ll servicing criteria set forth in Item 1122(d), to the extent required in the related

United States Securities and Exchange Commission
June 13, 2007

      transaction agreements or required by the Item 1122(d) servicing criteria in regards to the activities performed by the Company" (emphasis added). You go on to list certain exceptions. The inclusion of the clause highlighted above makes it difficult to identify the specific criteria for which you are assessing compliance. Please revise to state Wells Fargo Bank's responsibility for assessing compliance with the servicing criteria applicable to it. Refer to Item 1122(a)(1) of Regulation AB.

The Corporate Trust Services division of Wells Fargo Bank, N.A. ("CTS") serves in a variety of roles in respect of hundreds of asset-backed securities offerings each year. The roles that CTS assumes for various issuing entities includes master servicer, trustee, securities administrator, paying agent, registrar and custodian. The role (or combination of roles) performed by CTS for a specific issuing entity and the related Item 1122(d) servicing criteria associated with that role (or those roles) are specified in the related transaction agreements. Because CTS prepares and provides its Assessment of Compliance and attestation on a platform level for each class of assets for which it participates in the servicing function, only certain servicing criteria may relate to CTS's role or combination of roles for a given issuing entity.

15. You indicate under "Third parties classified as vendors" that you have "engaged various vendors to handle certain Uniform Commercial Code filing functions required by the servicing criteria." Please disclose the servicing criteria or portion of servicing criteria applicable to the vendor's activities for which the servicer is assuming responsibility. Refer to the Section 17.06 of Regulation AB Telephone Interpretations.

The referenced language clearly states that Wells Fargo Bank, N.A., in its capacity as securities administrator, is taking responsibility for the activities of vendors with respect to the servicing criterion in Item 1122(d)(4)(i) of Regulation AB.

16.   Please include the following in your servicer assessment per Item 1122(a)
(1) and (2) of Regulation AB:

      (1) A statement of the party's responsibility for assessing compliance with the servicing criteria applicable to it; and

      (2) A statement that the party used the criteria in paragraph (d) of this section to assess compliance with the applicable servicing criteria.

United States Securities and Exchange Commission
June 13, 2007

The Staff's requested changes have been made to the Assessment of Compliance of the ZC Sterling Insurance Agency, Inc., which is attached as Exhibit 33(f) to the Amended Form 10-K.

17. Please explain what you mean in the second paragraph when you say that "ZCSIA has used the servicing criteria communicated to ZCSIA by the Servicer to assess compliance with the applicable servicing criteria."

As a consequence of the revisions made in response to the Staff's comment 16 above, the referenced language has been deleted from the Assessment of Compliance of ZC Sterling Insurance Agency, Inc., which is attached as Exhibit 33(f) to the Amended Form 10-K.

18. You reference Appendix I in the first paragraph, but no such appendix is included. Please revise accordingly.

The Attestation Report of KPMG, attached as Exhibit 34(e) to the Amended Form 10-K, has been revised to remove the reference to Appendix I and to refer instead to the related Assessment of Compliance.

19. We note your statement in Item 15 of the Form 10-K with respect to Exhibit 35 that certain servicing participants of the deal are not required under Regulation AB to provide a servicer compliance statement. Please explain your basis for making this determination and/or revise your disclosure to the extent necessary. Please refer to Instructions to Item 1123 of Regulation AB.

The Depositor believes that the participants in the servicing function for whom servicer compliance statements are not provided do not meet the definition of "servicer" contained in Item 1101 of Regulation AB, because such entities are not "responsible for the management or collection of the pool assets or making allocations or distributions to holders of the asset-backed securities."

20. We note that in Wells Fargo Bank, N.A.'s reports on assessment of compliance with servicing criteria in Exhibits 33(c) and (d), it identified two material instances of noncompliance. However, John Brown certifies in the servicer compliance statement that Wells Fargo Bank, N.A. fulfilled all of its obligations under the servicing agreement in all material respects. Please explain why a clean servicing compliance statement was filed, given the two material instances of noncompliance identified, or revise your filing accordingly.

United States Securities and Exchange Commission
June 13, 2007

Although the referenced instances of noncompliance were material to the activities of the Wells Fargo Home Mortgage division and the Corporate Trust Services division of Wells Fargo Bank, N.A., respectively, on a platform level, such instances of noncompliance did not relate to the obligations of Wells Fargo Bank, N.A., in its capacity as servicer or securities administrator under the servicing agreement relating to the securities issued by the Issuing Entity. Accordingly, Mr. Brown's servicer compliance statement was appropriately unqualified.

The Depositor, on behalf of the Issuing Entity, acknowledges that (i) it is responsible for the adequacy and accuracy of the disclosure in the filing, (ii) Staff comments or changes in disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing, and
(iii) the Issuing Entity may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

If you have any questions, please contact the undersigned at 301-846-8433 or Jordan Schwartz at 212-504-6136.

Very truly yours,

/s/ Patrick Greene

Patrick Greene

Senior Vice President
Wells Fargo Asset Securities Corporation


cc:   John Brown
      Jordan M. Schwartz, Esq.
      Lawrence D. Rubenstein, Esq.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 10-KA


  (Mark one)

  /X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934
      For the fiscal year ended December 31, 2006

      OR



  / / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934


       Commission file number:  333-131594-01

       Wells Fargo Home Equity Asset-Backed Securities 2006-1 Trust (exact name of issuing entity as specified in its charter)

       Wells Fargo Asset Securities Corporation
       (exact name of the depositor as specified in its charter)

       Wells Fargo Bank, N.A.
       (exact name of the sponsor as specified in its charter)


  New York                                          54-2196866
  (State or other jurisdiction of                   54-2196880
  incorporation or organization)                    54-2197113
                                                    54-2197114
                                                    54-2197115
                                                    54-6713944
                                                    (I.R.S. Employer
                                                    Identification No.)


   c/o Wells Fargo Bank, N.A.
   9062 Old Annapolis Road
   Columbia, MD                                21045
  (Address of principal executive offices)    (Zip Code)


  Registrant's telephone number, including area code: (410) 884-2000


  Securities registered pursuant to Section 12(b) of the Act:

        NONE.


  Securities registered pursuant to Section 12(g) of the Act:

        NONE.


  Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

        Yes  ___     No  X


  Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

        Yes  ___     No  X


  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

        Yes  X       No  ___


  Indicate by check mark if disclosure of delinquent filers pursuant to
  Item 405 of Regulation S-K ( 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

        Not applicable.


  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one):


  Large accelerated filer ___  Accelerated filer ___  Non-accelerated filer X


  Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

        Yes  ___     No  X


  State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant's most recently completed second fiscal quarter.

        Not applicable.


     Documents Incorporated by Reference

  List hereunder the following documents if incorporated by reference and the Part of the Form 10-K (e.g., Part I, Part II, etc.) into which the document is incorporated: (1)Any annual report to security holders; (2)
  Any proxy or information statement; and (3)Any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes (e.g., annual report to security holders for fiscal year ended December 24, 1980).

        Not applicable.


                                   PART I
  Item 1.  Business.

            Omitted.


  Item 1A.  Risk Factors.

            Omitted.


  Item 1B.  Unresolved Staff Comments.

            None.


  Item 2.  Properties.

            Omitted.


  Item 3.  Legal Proceedings.

            Omitted.


  Item 4.  Submission of Matters to a Vote of Security Holders.

            Omitted.


                                PART II

  Item 5. Market for Registrants Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

            Omitted.


  Item 6.  Selected Financial Data.

            Omitted.


  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

            Omitted.


  Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

            Omitted.


  Item 8.  Financial Statements and Supplementary Data.

            Omitted.


  Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

            Omitted.


  Item 9A. Controls and Procedures.

            Omitted.


  Item 9A(T). Controls and Procedures.

            Omitted.


  Item 9B. Other Information.

            None.


                                PART III

  Item 10. Directors, Executive Officers and Corporate Governance.

            Omitted.


  Item 11. Executive Compensation.

            Omitted.

  Item 12. Security Ownership of Certain Beneficial Owners and
           Management and Related Stockholder Matters.

            Omitted.


  Item 13. Certain Relationships and Related Transactions, and Director Independence.

            Omitted.


  Item 14. Principal Accounting Fees and Services.

            Omitted.



                ADDITIONAL DISCLOSURE ITEMS FOR REGULATION AB

  Item 1112(b) of Regulation AB, Significant Obligor Financial Information.

           No single obligor represents more than 10% of the pool assets held by this transaction.


  Item 1114(b)(2) and 1115(b) of Regulation AB, Significant Enhancement
             Provider Financial Information.


           The Royal Bank of Scotland plc provides an Interest Rate Swap derivative instrument for the trust as disclosed in the 424 Prospectus. No additional disclosure is required as no entity or group of affiliated entities provides derivative instruments having an aggregate significance percentage of 10% or more.


  Item 1117 of Regulation AB, Legal Proceedings.

           The registrant knows of no material pending legal proceedings involving the Trust and all parties related to such Trust, other than routine litigation incidental to the duties of those respective parties.



  Item 1119 of Regulation AB, Affiliations and Certain Relationships and
             Related Transactions.


            Omitted.

  Item 1122 of Regulation AB, Compliance with Applicable Servicing Criteria.

          The servicing criteria have been completed within the manner stated in the governing documents and are attached hereto under Item 15.

          The 1122 statements for Wells Fargo Bank, N.A. (servicer) has disclosed the following instances of material noncompliance with certain servicing criteria applicable to the Company during the year ended December 31, 2006:

          1. 1122(d)(3)(i) - Delinquency Reporting - The Company provided incomplete data to some third parties who use such data to calculate delinquency ratios and determine the status of loans with respect to bankruptcy, foreclosure or real estate owned. Instead of the actual due date being provided for use in calculating delinquencies, the date of the first payment due to the security was provided.

          2. 1122(d)(4)(vii) - Notification of Intent to Foreclose - The Company, as required by certain servicing agreements, did not provide investors with prior notification of intent to foreclose.

          The 1122 statements for Wells Fargo Bank, National Association (Corporate Trust Services) has disclosed material noncompliance with criterion 1122(d)(3)(i), as applicable to the Company during the twelve months ended December 31. 2006. Certain monthly investor or remittance reports included errors in the calculation and/or the reporting of delinquencies for the pool assets.



          Although each applicable servicing criterion required by Item 1122(d) of Regulation AB is addressed in one or more of the Assessments of Compliance with Servicing Criteria and related Attestation Reports included with this report, the Trustee's, HSBC Bank USA NA, Assessment of Compliance and related Attestation Report did not address the servicing criterion in Item 1122(d)(2)(iii) of Regulation AB because the Trustee was not required to make advances during the reporting period ended December 31, 2006.



  Item 1123 of Regulation AB, Servicer Compliance Statement.



           The servicer compliance statements have been completed within the manner stated in the governing documents and are attached hereto under Item 15.




                                PART IV


  Item 15. Exhibits, Financial Statement Schedules.

   (a) Exhibits


     (4.1) Pooling and Servicing Agreement, dated as of May 30, 2006, incorporated by reference from Exhibit 4.1 of the issuing entity's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2006.

     (10.1) Mortgage Loan Purchase Agreement, dated May 30, 2006, incorporated by reference from Exhibit 10.1 of the issuing entity's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2006.

     (10.2) Interest Rate Swap Agreement, dated May 30, 2006, incorporated by reference from Exhibit 10.2 of the issuing entity's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2006.

     (31)   Rule 13a-14(d)/15d-14(d) Certifications.

     (33) Reports on assessment of compliance with servicing criteria for asset-backed securities.

      a) HSBC Bank USA, National Association, as Trustee <F1>
      b) Regulus Group LLC as Sub-Contractor for Wells Fargo Bank, N.A.<F1>
      c) Wells Fargo Bank, N.A., as Servicer <F1>
      d) Wells Fargo Bank, N.A., as Securities Administrator <F1>
      e) Wells Fargo Bank, N.A., as Custodian <F1>
      f) ZC Sterling Insurance Agency, Inc. as Sub-Contractor for Wells Fargo Bank, N.A.<F1>


     (34) Attestation reports on assessment of compliance with servicing criteria for asset-backed securities.

      a) HSBC Bank USA, National Association, as Trustee <F1>
      b) Regulus Group LLC as Sub-Contractor for Wells Fargo Bank, N.A.<F1>
      c) Wells Fargo Bank, N.A., as Servicer <F1>
      d) Wells Fargo Bank, N.A., as Securities Administrator <F1>
      e) Wells Fargo Bank, N.A., as Custodian <F1>
      f) ZC Sterling Insurance Agency, Inc. as Sub-Contractor for Wells Fargo Bank, N.A<F1>


     (35) Servicer compliance statement.

      a) Wells Fargo Bank, N.A., as Servicer <F1>
      b) Wells Fargo Bank, N.A., as Securities Administrator <F1>


   (b) Not applicable.

   (c) Omitted.


  <F1> Filed herewith.


                                SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



    Wells Fargo Home Equity Asset-Backed Securities 2006-1 Trust
    (Issuing Entity)

    Wells Fargo Bank, N.A.
    (Servicer)

    /s/ John Brown
    John Brown,  Senior Vice President
    (senior officer in charge of the servicing function of the servicer)

    Date:      June [  ], 2007


  Exhibit Index

  Exhibit No.


     (4.1) Pooling and Servicing Agreement, dated as of May 30, 2006, incorporated by reference from Exhibit 4.1 of the issuing entity's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2006.

     (10.1) Mortgage Loan Purchase Agreement, dated May 30, 2006, incorporated by reference from Exhibit 10.1 of the issuing entity's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2007.

     (10.2) Interest Rate Swap Agreement, dated May 30, 2006, incorporated by reference from Exhibit 10.2 of the issuing entity's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2007.

     (31)   Rule 13a-14(d)/15d-14(d) Certifications.

     (33) Reports on assessment of compliance with servicing criteria for asset-backed securities.

      a) HSBC Bank USA, National Association, as Trustee
      b) Regulus Group LLC as Sub-Contractor for Wells Fargo Bank, N.A.
      c) Wells Fargo Bank, N.A., as Servicer
      d) Wells Fargo Bank, N.A., as Securities Administrator
      e) Wells Fargo Bank, N.A., as Custodian
      f) ZC Sterling Insurance Agency, Inc. as Sub-Contractor for Wells Fargo
      Bank


     (34) Attestation reports on assessment of compliance with servicing criteria for asset-backed securities.

      a) HSBC Bank USA, National Association, as Trustee
      b) Regulus Group LLC as Sub-Contractor for Wells Fargo Bank, N.A.
      c) Wells Fargo Bank, N.A., as Servicer
      d) Wells Fargo Bank, N.A., as Securities Administrator
      e) Wells Fargo Bank, N.A., as Custodian
      f) ZC Sterling Insurance Agency, Inc. as Sub-Contractor for Wells Fargo
      Bank


     (35) Servicer compliance statement.

      a) Wells Fargo Bank, N.A., as Servicer
      b) Wells Fargo Bank, N.A., as Securities Administrator


  EX-31 Rule 13a-14(d)/15d-14(d) Certifications

  WELLS FARGO ASSET SECURITIES CORPORATION,
  HOME EQUITY ASSET BACKED CERTIFICATES, SERIES 2006-1

  I, John Brown, certify that:

  1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the Wells Fargo Home Equity Asset-Backed Securities 2006-1 Trust (the "Exchange Act Periodic Reports");

  2. Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

  4. I am responsible for reviewing the activities performed by the servicers and based upon my knowledge and the compliance reviews conducted in preparing the servicer compliance statement required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the Servicers have fulfilled their obligations under the pooling and servicing agreement, dated August 8, 2006, among Wells Fargo Asset Securities Corporation, as depositor, Wells Fargo Bank N.A., as securities administrator, Wells Fargo Bank, N.A., as servicer, and HSBC Bank USA, National Association, as trustee; in all material respects; and

  5. All of the reports on assessment of compliance with the servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.


     Dated:    June [  ], 2007

     /s/ John Brown
     Signature

     Senior Vice President
    (senior officer in charge of the servicing function of the servicer)
     Title


EX-33 (a)
Exhibit 33.2

REPORT ON COMPLIANCE WITH APPLICABLE SERVICING CRITERIA
PURSUANT TO ITEM 1122 OF REGULATION AB UNDER THE
SECURITIES EXCHANGE ACT OF 1934


1. Management of HSBC Bank USA N.A. (the "Company") is responsible for the assessment of its compliance with the applicable servicing criteria set forth in
Item 1122 of Regulation AB and applicable to the servicing of certain mortgage backed securities, as described on Schedule I attached hereto (the "Applicable Servicing Criteria"). The individual asset-backed transactions and securities covered by this report are listed in Schedule II (the "Covered Transactions").

2. Management of the Company used the criteria set forth in paragraph (d) of
Item 1122 of Regulation AB to assess compliance with the Applicable Servicing Criteria.

3. As of and for the period from April 27, 2006 (date of the issuance of the initial Covered Transaction) through December 31, 2006 (the "Reporting Period"), the Company is in compliance with the Applicable Servicing Criteria with respect to the servicing of the Covered Transactions except for each material instance of noncompliance set forth below:

NONE.


4. KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the Applicable Servicing Criteria for the Reporting Period.

IN WITNESS WHEREOF, I have signed this report on behalf of the Company this 13 day of March, 2007.



/s/ Kevin T. O'Brien
Kevin T. O'Brien
Senior Vice President
Corporate Trust and Loan Agency

/s/ Thomas Musarra
Thomas Musarra
Vice President
Corporate Trust and Loan Agency


(page)


Schedule I

                                                                                                              Applicable
                                                                                                               Servicing
                                                         Servicing Criteria                                    Criteria

           Reference                                           Criteria

                                                    General Servicing Considerations

         1122(d)(1)(i)            Policies and procedures are instituted to monitor any performance                X
                                  or other triggers and events of default in accordance with the transaction agreements.

         1122(d)(1)(ii)           If any material servicing activities are outsourced to third               Not applicable
                                  parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.

         1122(d)(1)(iii)          Any requirements in the transaction agreements to maintain a               Not applicable
                                  back-up servicer for the pool assets are maintained.

         1122(d)(1)(iv)           A fidelity bond and errors and omissions policy is in effect on                  X
                                  the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction
                                  agreements.

                                                   Cash Collection and Administration

         1122(d)(2)(i)            Payments on pool assets are deposited into the appropriate                 Not applicable
                                  custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.


         1122(d)(2)(ii)           Disbursements made via wire transfer on behalf of an obligor or to         Not applicable
                                  an investor are made only by authorized personnel.

         1122(d)(2)(iii)          Advances of funds or guarantees regarding collections, cash flows          Not applicable
                                  or distributions, end any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

         1122(d)(2)(iv)           The related accounts for the transaction, such as cash reserve             Not applicable
                                  accounts or accounts established as a form of
                                  overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

         1122(d)(2)(v)            Each custodial account is maintained at a federally insured                Not applicable
                                  depository institution as set forth in the transaction agreements.
                                  For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of
                                  Rule 13k-1(b)(1) under the Securities Exchange Act of 1934, as amended.

         1122(d)(2)(vi)           Unissued checks are safeguarded so as to prevent unauthorized              Not applicable
                                  access.

         1122(d)(2)(vii)          Reconciliations are prepared on a monthly basis for all                    Not applicable
                                  asset-backed securities related bank accounts, including
                                  custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are
                                  prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original
                                  identification, or such other number of days specified in the transaction agreements.

                                                   Investor Remittances and Reporting

         1122(d)(3)(i)            Reports to investors, including those to be filed with the                 Not applicable
                                  Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with
                                  investors' or the trustee's records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

         1122(d)(3)(ii)           Amounts due to investors are allocated and remitted in accordance          Not applicable
                                  with timeframes, distribution priority and other terms set forth in the transaction agreements.



         1122(d)(3)(iii)          Disbursements made to an investor are posted within two business           Not applicable
                                  days to the servicer's investor records, or such other number of days specified in the transaction agreements.



(page)


                                                                                                              Applicable
                                                                                                               Servicing
                                                         Servicing Criteria                                    Criteria

           Reference                                           Criteria

         1122(d)(3)(iv)           Amounts remitted to investors per the investor reports agree with          Not applicable
                                  cancelled checks, or other form of payment, or custodial bank statements.

                                                       Pool Asset Administration

         1122(d)(4)(i)            Collateral or security on pool assets is maintained as required by         Not applicable
                                  the transaction agreements or related pool asset documents.

         1122(d)(4)(ii)           Pool assets and related documents are safeguarded as required by           Not applicable
                                  the transaction agreements.

         1122(d)(4)(iii)          Any additions, removals or substitutions to the asset pool are                   X
                                  made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

         1122(d)(4)(iv)           Payments on pool assets, including any payoffs, made in accordance         Not applicable
                                  with the related pool asset documents are posted to the servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items
                                  (e.g., escrow) in accordance with the related pool asset
                                  documents.

         1122(d)(4)(v)            The servicer's records regarding the pool assets agree with the            Not applicable
                                  servicer's records with respect to an obligor's unpaid principal balance.

         1122(d)(4)(vi)           Changes with respect to the terms or status of an obligor's pool           Not applicable
                                  asset (e.g , loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

         1122(d)(4)(vii)          Loss mitigation or recovery actions (e.g., forbearance plans,              Not applicable
                                  modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the time frames or other requirements established by the transaction agreements.

         1122(d)(4)(viii)         Records documenting collection efforts are maintained during the           Not applicable
                                  period a pool asset is delinquent in accordance with the
                                  transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent home equity loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

         1122(d)(4)(ix)           Adjustments to interest rates or rates of return for pool assets           Not applicable
                                  with variable rates are computed based on the related pool asset documents.

         1122(d)(4)(x)            Regarding any funds held in trust for an obligor (such as escrow           Not applicable
                                  accounts): (A) such funds are analyzed, in accordance with the obligor's pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                                  interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws;
                                  and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

         1122(d)(4)(xi)           Payments made on behalf of an obligor (such as tax or insurance            Not applicable
                                  payments) are made on or before the related penalty or
                                  expirationdates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

         1122(d)(4)(xii)          Any late payment penalties in connection with any payment to be            Not applicable
                                  made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

         1122(d)(4)(xiii)         Disbursements made on behalf of an obligor are posted within two           Not applicable
                                  business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction
                                  agreements.

         1122(d)(4)(xiv)          Delinquencies, charge-offs and uncollectible accounts are                  Not applicable
                                  recognized and recorded in accordance with the transaction agreements.

         1122(d)(4)(xv)           Any external enhancement or other support, identified in                   Not applicable
                                  Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.



(page)


Schedule II

WELLS FARGO MORTGAGE-BACKED SECURITIES

SERIES                  CLOSED
WFMBS 2006-5            4/27/2006
WFMBS 2006-6            4/27/2006
WFMBS 2006-7            5/30/2006
WFMBS 2006-AR7          4/25/2006
WFMBS 2006-AR8          4/27/2006
WFMBS 2006-8            6/29/2006
WFMBS 2006-9            7/28/2006
WFMBS 2006-10           7/28/2006
WFMBS 2006-AR10         6/29/2006
WFMBS 2006-AR11         7/28/2006
WFMBS 2006-11           8/30/2006
WFMBS 2006-AR12         8/30/2006
WFMBS 2006-12           9/28/2006
WFMBS 2006-AR13         8/30/2006
WFMBS 2006-13           9/28/2006
WFMBS 2006-14           9/28/2006
WFMBS 2006-AR14         9/28/2006
WFMBS 2006-AR15         9/28/2006
WFMBS 2006-15           10/30/2006
WFMBS 2006-AR16         9/22/2006
WFMBS 2006-16           10/30/2006
WFMBS 2006-AR17         9/28/2006
WFMBS 2006-17           10/27/2006
WFMBS 2006-AR18         10/24/2006
WFMBS 2006-18           11/28/2006
WFMBS 2006-AR19         11/21/2006
WFMBS 2006-19           11/29/2006
WFMBS 2006-20           11/29/2006




WELLS FARGO HOME EQUITY TRUST SECURITIES

WFHET 2006-1            5/30/2006
WFHET 2006-2            6/29/2006



(page)


WFHET 2006-3            12/21/2006






EX-33 (b)
(logo) REGULUS


Report on Assessment of Compliance with Regulation AB Servicing Criteria

1. Pursuant to Subpart 229.1100 - Asset Backed Securities, 17 C.F.R. section
   229. 1100-229.1123 ("Regulation AB"), Regulus Group LLC, for itself and its wholly-owned subsidiaries (individually and collectively "Regulus"), is responsible for assessing its compliance with the servicing criteria applicable to the remittance processing services it provides to customers who are issuers or servicers of asset backed securities transactions and who have requested confirmation of Regulus' compliance in connection with loan and/or receivables portfolios that include pool assets for asset backed securities transactions (the "Platform"). Remittance processing is a service whereby check payments that are remitted by mail to a post office box are collected, processed through a highly automated data capture system, and prepared for deposit to a bank account held by the beneficiary of the payment.

2. The servicing criteria set forth in Item 1122(d) of Regulation AB were used in Regulus' assessment of compliance. Regulus has concluded that the servicing criteria set forth in Items 1122(d)(2)(i) and 1122(d)(4)(iv) of Regulation AB are applicable to the servicing activities it performs with respect to the Platform (such criteria the "Applicable Servicing Criteria"). Regulus has concluded that the remainder of the servicing criteria set forth in Item 1122(d) of Regulation AB are inapplicable to the activities it performs with respect to the Platform because Regulus does not participate in the servicing activities referenced by such servicing criteria.

3. As of and for the year ending December 31, 2006, Regulus has complied in all material respects with the Applicable Servicing Criteria set forth in Item 1122(d) of Regulation AB.

4. KPMG LLP, a registered public accounting firm, has issued an attestation report on Regulus' assessment of compliance with the Applicable Servicing Criteria as of and for the year ending December 31, 2006. A copy of that attestation report is attached hereto as Exhibit A.


/s/ Kimberlee Clark
Kimberlee Clark
Chief Financial Officer

February 22, 2007


860 LATOUR COURT | NAPA, CA | 94558 | TEL: 707.254.4000 | FAX: 707.254.4070
| REGULU5GROUP.COM





EX-33 (c)
(logo) WELLS FARGO HOME MORTGAGE

Wells Fargo Home Mortgage
One Home Campus
Des Moines, IA 50328-0001

YourWellsFargoMortgage.com


Wells Fargo Bank, N.A.

2006 Certification Regarding Compliance with Applicable Servicing Criteria


1. Wells Fargo Bank, N.A. (the "Servicer") is responsible for assessing its compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB as set forth in Exhibit A hereto in connection with the primary servicing of residential mortgage loans by its Wells Fargo Home Mortgage division, other than the servicing of such loans for Freddie Mac, Fannie Mae, Ginnie Mae, state and local government bond programs, or a Federal Home Loan Bank (the servicing "Platform");

2. The Servicer has engaged certain vendors (the "Vendors") to perform specific, limited or scripted activities as of and for the year ended December 31, 2006, and the Servicer has elected to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors as set forth in Exhibit A hereto, with the exception of those Vendors that have provided their own report on assessment of compliance with servicing criteria, which reports are attached hereto as Exhibit D;

3. Except as set forth in paragraph 4 below, the Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4. The criteria identified as Inapplicable Servicing Criteria on Exhibit A hereto are inapplicable to the Servicer based on the activities it performs with respect to its Platform;

5. The Servicer has complied, in all material respects, with the applicable servicing criteria as of and for the year ended December 31, 2006, except as described on Exhibit B hereto;

6. The Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of and for the year ended December 31, 2006;

7. The Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria for the year ended December 31, 2006; and

8. KPMG LLP, a registered public accounting firm, has issued an attestation report on the Servicer's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2006, which attestation report is included on Exhibit C attached hereto.

March 1, 2007

WELLS FARGO BANK, N.A.

By:  /s/ Mary C. Coffin
Mary C. Coffin
Executive Vice President


Wells Fargo Home Mortgage
is a division of Wells Fargo Bank, N.A.


(page)


EXHIBIT A
to
Wells Fargo Bank, N.A.'s
2006 Certification Regarding Compliance With Applicable Servicing Criteria


                                 Servicing Criteria                                          Applicable Servicing       Inapplicable
                                                                                                  Criteria                Servicing
                                                                                                                          Criteria
Reference                                  Criteria                                     Performed           Performed
                                                                                           by                   by
                                                                                        Servicer            Vendor(s)

General Servicing Considerations

                 Policies and procedures are instituted to monitor any performance or       X
                 other triggers and events of default in accordance with the
1122(d)(1)(i)    transaction agreements.

                 If any material servicing activities are outsourced to third parties,      X
                 policies and procedures are instituted to monitor the third party's
1122(d)(1)(ii)   performance and compliance with such servicing activities.

                 Any requirements in the transaction agreements to maintain a back-up                                         X
1122(d)(1)(iii)  servicer for the mortgage loans are maintained.

                 A fidelity bond and errors and omissions policy is in effect on the        X
                 party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in
1122(d)(1)(iv)   accordance with the terms of the transaction agreements.

Cash Collection and Administration

                 Payments on mortgage loans are deposited into the appropriate              X^1                  X^2
                 custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of
1122(d)(2)(i)    days specified in the transaction agreements.

                 Disbursements made via wire transfer on behalf of an obligor or to an      X
1122(d)(2)(ii)   investor are made only by authorized personnel.

                 Advances of funds or guarantees regarding collections, cash flows or       X
                 distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the
1122(d)(2)(iii)  transaction agreements.

                 The related accounts for the transaction, such as cash reserve             X
                 accounts or accounts established as a form of overcollateralization are separately maintained (e.g., with respect to commingling of cash)
1122(d)(2)(iv)   as set forth in the transaction agreements.

                 Each custodial account is maintained at a federally insured                X
                 depository institution as set forth in the transaction agreements.
                 For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule
1122(d)(2)(v)    13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)   Unissued checks are safeguarded so as to prevent unauthorized access.      X^3                  X^4


(page)


                                 Servicing Criteria                                          Applicable Servicing       Inapplicable
                                                                                                  Criteria                Servicing
                                                                                                                          Criteria
Reference                                  Criteria                                     Performed           Performed
                                                                                           by                   by
                                                                                        Servicer            Vendor(s)

                 Reconciliations are prepared on a monthly basis for all asset-backed       X
                 securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A)
                 mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation, and
                 (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the
1122(d)(2)(vii)  transaction agreements.

Investor Remittances and Reporting

                 Reports to investors, including those to be filed with the                 X
                 Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number
1122(d)(3)(i)    of mortgage loans serviced by the Servicer.

                 Amounts due to investors are allocated and remitted in accordance          X
                 with timeframes, distribution priority and other terms set forth in
1122(d)(3)(ii)   the transaction agreements.

                 Disbursements made to an investor are posted within two business days      X
                 to the Servicer's investor records, or such other number of days
1122(d)(3)(iii)  specified in the transaction agreements.

                 Amounts remitted to investors per the investor reports agree with          X
                 cancelled checks, or other form of payment, or custodial bank
1122(d)(3)(iv)   statements.

Pool Asset Administration

                 Collateral or security on mortgage loans is maintained as required by      X
1122(d)(4)(i)    the transaction agreements or related mortgage loan documents.

                 Mortgage loan and related documents are safeguarded as required by         X
1122(d)(4)(ii)   the transaction agreements.

                 Any additions, removals or substitutions to the asset pool are made        X
                 reviewed and approved in accordance with any conditions or
1122(d)(4)(iii)  requirements in the transaction agreements.

                 Payments on mortgage loans, including any payoffs, made in                 X^5                  X^6
                 accordance with the related mortgage loan documents are posted to the
                 Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan
1122(d)(4)(iv)   documents.

                 The Servicer's records regarding the mortgage loans agree with the         X
                 Servicer's records with respect to an obligor's unpaid principal
1122(d)(4)(v)    balance.

                 Changes with respect to the terms or status of an obligor's mortgage       X
                 loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the
1122(d)(4)(vi)   transaction agreements and related pool asset documents.


(page)


                                 Servicing Criteria                                          Applicable Servicing       Inapplicable
                                                                                                  Criteria                Servicing
                                                                                                                          Criteria
Reference                                  Criteria                                     Performed           Performed
                                                                                           by                   by
                                                                                        Servicer            Vendor(s)

                 Loss mitigation or recovery actions (e.g., forbearance plans,              X
                 modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established
1122(d)(4)(vii)  by the transaction agreements.

                 Records documenting collection efforts are maintained during the           X
                 period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is
1122(d)(4)(viii) deemed temporary (e.g., illness or unemployment).

                 Adjustments to interest rates or rates of return for mortgage loans        X
                 with variable rates are computed based on the related mortgage loan
1122(d)(4)(ix)   documents.

                 Regarding any funds held in trust for an obligor (such as escrow           X
                 accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                 interest on such funds is paid, or credited to obligors in accordance with applicable mortgage loan documents and state laws;
                 and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other
1122(d)(4)(x)    number of days specified in the transaction agreements.

                 Payments made on behalf of an obligor (such as tax or insurance            X^7                  X^8
                 payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such
1122(d)(4)(xi)   other number of days specified in the transaction agreements.

                 Any late payment penalties in connection with any payment to be made       X
                 on behalf of an obligor are paid from the Servicer's funds and not charged in the obligor, unless the late payment was due to the
1122(d)(4)(xii)  obligor's error or omission.

                 Disbursements made on behalf of an obligor are posted within two           X^9                  X^10
                 business days to the obligor's records maintained by the servicer, or
1122(d)(4)(xiii) such other number of days specified in the transaction agreements.

                 Delinquencies, charge-offs and uncollectible accounts are recognized       X
1122(d)(4)(xiv)  and recorded in accordance with the transaction agreements.

                 Any external enhancement or other support, identified in Item                                                X
                 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained
1122(d)(4)(xv)   as set forth in the transaction agreements.


1 A portion of this servicing criteria is performed by a vendor, as set forth in footnote 2 below.
2 A lockbox vendor receives payments, creates transaction files, deposits checks, reconciles files to deposits and transmits the transaction files to Wells Fargo. See Exhibit D.
3 A portion of this servicing criteria is performed by vendors, as set forth in footnote 4 below.
4 Insurance vendors prepare and safeguard checks on behalf of Wells Fargo. As to one such vendor, see Exhibit D.
5 A portion of this servicing criteria is performed by a vendor, as set forth in footnote 6 below.
6 A lockbox vendor receives payments, creates transaction files, deposits checks, reconciles files to deposits and transmits the transaction files to Wells Fargo. See Exhibit D.
7 A portion of this servicing criteria is performed by vendors, as set forth in footnote 8 below.
8 Insurance vendors obtain renewal invoices, create disbursement transactions and submit payments to payees. As to one such vendor, see Exhibit D.
9 A portion of this servicing criteria is performed by one or more vendors, as set forth in footnote 10 below.
10 Insurance vendors obtain renewal invoices, create disbursement transactions and submit payments to payees.
As to one such vendor, see Exhibit D.




(page)


EXHIBIT B
to
Wells Fargo Bank, N.A.'s
2006 Certification Regarding Compliance With Applicable Servicing Criteria

Wells Fargo Bank, N.A. ("Wells Fargo") acknowledges the following material instances of noncompliance with the applicable servicing criteria:

1. 1122(d)(3)(i) - Delinquency Reporting - For certain loans sub-serviced by Wells Fargo or for which servicing rights were acquired on a bulk-acquisition basis, Wells Fargo determined that it provided incomplete data to some third parties who use such data to calculate delinquency ratios and determine the status of loans with respect to bankruptcy, foreclosure or real estate owned. The incomplete reporting only affected securitizations that included delinquent loans. Instead of the actual due date being provided for use in calculating delinquencies, the date of the first payment due to the security was provided. Wells Fargo subsequently included additional data in the monthly remittance reports, providing the actual borrower due date and unpaid principal balance, together with instructions to use these new fields if such monthly remittance reports are used to calculate delinquency ratios.

2. 1122(d)(4)(vii) - Notification of Intent to Foreclose - Wells Fargo determined that, as required by certain servicing agreements, it did not provide investors with prior notification of intent to foreclose. While investors received monthly delinquency status reports that listed loans in foreclosure, such reports were received after such loans had been referred to an attorney. A new process is being implemented to send such notifications if contractually required, unless an investor opts out in writing.


(page)


EXHIBIT C
to
Wells Fargo Bank, N.A.'s
2006 Certification Regarding Compliance With Applicable Servicing Criteria


(logo) KPMG

KPMG LLP
2500 Ruan Center
666 Grand Avenue
Des Moines, IA 50309


Report of Independent Registered Public Accounting Firm

The Board of Directors
Wells Fargo Bank, N.A.:

We have examined Wells Fargo Bank, N.A.'s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for its primary servicing of residential mortgage loans by its Wells Fargo Home Mortgage division, other than the servicing of such loans for Freddie Mac, Fannie Mae, Ginnie Mae, state and local government bond programs, or a Federal Home Loan Bank (the Platform), except for servicing criteria 1122(d)(1)(iii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2006. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following instances of material noncompliance with certain servicing criteria applicable to the Company during the year ended December 31, 2006:

1. 1122(d)(3)(i) - Delinquency Reporting - The Company provided incomplete data to some third parties who use such data to calculate delinquency ratios and determine the status of loans with respect to bankruptcy, foreclosure or real estate owned. Instead of the actual due date being provided for use in calculating delinquencies, the date of the first payment due to the security was provided.

2. 1122(d)(4)(vii) - Notification of Intent to Foreclose - The Company, as required by certain servicing agreements, did not provide investors with prior notification of intent to foreclose.


(page)


(logo) KPMG

As described in the accompanying 2006 Certification Regarding Compliance with Applicable Servicing Criteria, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(vi), 1122(d)(4)(iv), 1122(d)(4)(xi), and 1122(d)(4)(xiii), the
Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"), with the exception of those vendors who have provided their own reports on assessment of compliance with servicing criteria to the Company, for which the Company does not take such responsibility. As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.


In our opinion, except for the instances of material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the year ended December 31, 2006.


/s/ KPMG LLP

Des Moines, Iowa
March 1, 2007


KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.





EXHIBIT D
to
Wells Fargo Bank, N.A.'s
2006 Certification Regarding Compliance With Applicable Servicing
Criteria


Vendors' Reports on Assessment of Compliance With Servicing Criteria

(logo) REGULUS


Report on Assessment of Compliance with Regulation AB Servicing Criteria

1.   Pursuant to Subpart 229.1100 - Asset Backed Securities, 17 C.F.R. section
     229. 1100-229.1123 ("Regulation AB"), Regulus Group LLC, for itself and its wholly-owned subsidiaries (individually and collectively "Regulus"), is responsible for assessing its compliance with the servicing criteria applicable to the remittance processing services it provides to customers who are issuers or servicers of asset backed securities transactions and who have requested confirmation of Regulus' compliance in connection with loan and/or receivables portfolios that include pool assets for asset backed securities transactions (the "Platform"). Remittance processing is a service whereby check payments that are remitted by mail to a post office box are collected, processed through a highly automated data capture system, and prepared for deposit to a bank account held by the beneficiary of the payment.

2. The servicing criteria set forth in Item 1122(d) of Regulation AB were used in Regulus' assessment of compliance. Regulus has concluded that the servicing criteria set forth in Items 1122(d)(2)(i) and 1122(d)(4)(iv) of Regulation AB are applicable to the servicing activities it performs with respect to the Platform (such criteria the "Applicable Servicing Criteria"). Regulus has concluded that the remainder of the servicing criteria set forth in Item 1122(d) of Regulation AB are inapplicable to the activities it performs with respect to the Platform because Regulus does not participate in the servicing activities referenced by such servicing criteria.

3. As of and for the year ending December 31, 2006, Regulus has complied in all material respects with the Applicable Servicing Criteria set forth in
     Item 1122(d) of Regulation AB.

4. KPMG LLP, a registered public accounting firm, has issued an attestation report on Regulus' assessment of compliance with the Applicable Servicing Criteria as of and for the year ending December 31, 2006. A copy of that attestation report is attached hereto as Exhibit A.


/s/ Kimberlee Clark
Kimberlee Clark
Chief Financial Officer

February 22, 2007


860 LATOUR COURT | NAPA, CA | 94558 | TEL: 707.254.4000 | FAX: 707.254.4070
| REGULU5GROUP.COM



(logo) ZC STERLING

ZC Sterling Corporation
210 Interstate North Parkway
Suite 400
Atlanta, GA 30339

Tel 770.690.8400
Fax 770.690.8240
http://www.zcsterling.com


Amended Report on Assessment of Compliance with Securities and Exchange Commission's Regulation AB Servicing Criteria

For the calendar year ending December 31 2006, or portion thereof (the "Period"), ZC Sterling Insurance Agency, Inc. ("ZCSIA") has been a subcontractor for Servicers identified in Appendix A.

The undersigned are Senior Vice Presidents of ZCSIA, have sufficient authority to make the statements contained in this Assertion and are responsible for assessing compliance with the servicing criteria applicable to ZCSIA. ZCSIA has used the criteria set forth in the following sentence to assess compliance with the applicable servicing criteria. The servicing criteria set forth in Items 1122 (d) 1(iv), 1122 (d) 2(vi), 1122 (d) 4(xi), 1122 (d) 4(xii), and 1122 (d)
4(xiii) of Regulation AB are applicable to the activities performed by ZCSIA with respect to the Platforms covered by this report. The remaining servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB are not applicable to the activities performed by ZCSIA with respect to the Platform covered by this report. As a subcontractor for Servicer, ZCSIA has determined that it complied in all material respects with the servicing criteria listed below. ZCSIA engaged Ernst & Young, LLP ("E&Y"), a registered public accounting firm, to review ZCSIA's assessment, and E&Y has issued an attestation report on ZCSIA's assessment of compliance with the applicable servicing criteria for the Period.

1. ZCSIA maintained a fidelity bond and errors & omissions policy in effect on ZCSIA throughout the reporting period in the amount of coverage required by the transaction agreements between the Servicer and ZCSIA(1122(d)((1)(iv)).

2. To the extent that ZCSIA prints checks for Servicer or otherwise has Servicer's checks or check stock, unissued checks are safeguarded so as to prevent unauthorized access (1122(d)(2)(vi)). [AS OF DECEMBER 31, 2006, THIS PROVISION WILL APPLY ONLY FOR THE FOLLOWING SERVICERS: ABN Amro Mortgage Group, Inc, Option One Mortgage Corporation, Sun Trust Mortgage, Inc., HomEq Servicing Corporation, Wachovia Insurance Corporation, Wells Fargo Home Mortgage.


(page)


3. Payments made on behalf of Servicer's obligor for insurance premiums are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least thirty (30) calendar days prior to these dates, or such other number of days specified in the transaction agreements between Servicer and ZCSIA (1122(d)(4)(xi)).

4. Any late payment penalties in connection with any payment for insurance to be made on behalf of Servicer's obligor are paid from the Servicer's funds or ZCSIA's funds and not charged to Servicer's obligor, unless the late payment was due to the obligor's error or omission (1122(d)(4)(xii)).

5. File(s) provided to Servicer from which Servicer may make disbursements made on behalf of Servicer's obligor are provided to Servicer on an accurate and timely basis and the information thereon is subject to such controls as are specified in the transaction agreements between Servicer and ZCSIA (1122(d)(4)(xiii)).

Sincerely,
ZC STERLING INSURANCE AGENCY, INC.

By: /s/ Arthur J. Castner
Arthur J. Castner

Title: Senior Vice President - Hazard Operations

Date:  June 1, 20007

By: /s/ James P. Novak
James P. Novak

Title: Senior Vice President & General Counsel

Date: June 1, 20007



2


(page)


Appendix A
The following is a list of Clients serviced on the ZC Sterling
Integrated Product Solution (ZIPS) Platform:

1.  ABN Amro Mortgage Group, Inc.
2.  Dovenmuehle Mortgage, Inc.
3.  HomEq Servicing Corporation
4.  Option One Mortgage Corporation
5.  People's Choice Home Loan, Inc.
6.  Sun Trust Mortgage, Inc.
7. Wachovia Insurance Agency (and its affiliates, including Wachovia Mortgage Corporation)
8.  Wells Fargo Home Mortgage



3







EX-33 (d)
(logo) WELLS FARGO

Corporate Trust Services
9062 Old Annapolis Road
Columbia, MD 21045-1951
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.

ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

Corporate Trust Services division of Wells Fargo Bank, National Association (the "Company") provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities, for which the Company provides master servicing, trustee, securities administration or paying agent services, excluding transactions issued by any agency or instrumentality of the U.S. government or any government sponsored entity (the "Platform").

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required in the related transaction agreements or required by the
Item 1122(d) servicing criteria in regards to the activities performed by the Company, except for the following criteria: 1122(d)(1)(iii), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x),
1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the "Applicable Servicing Criteria").

Period: Twelve months ended December 31, 2006 (the "Period").

Third parties classified as vendors: With respect to servicing criteria 1122(d)(4)(i), the Company has engaged various vendors to handle certain Uniform Commercial Code filing functions required by the servicing criteria ("vendors"). The Company has determined that none of the vendors is a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company elects to take responsibility for assessing compliance with the portion of the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). The Company has policies and procedures in place to provide reasonable assurance that each vendor's activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

With respect to the Platform and the Period, the Company provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

1. The Company is responsible for assessing its compliance with the Applicable Servicing Criteria.

2. The Company has assessed compliance with the Applicable Servicing Criteria, including servicing criteria for which compliance is determined based on Interpretation 17.06 as described above, as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3. Other than as identified on Schedule A hereto, as of and for the Period, the Company was in material compliance with the Applicable Servicing Criteria. Any material instances of noncompliance by a vendor of which the Company is aware and any material deficiency in the Company's policies and procedures to monitor vendors' compliance that the Company has identified is specified on Schedule A hereto.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the Company's foregoing assessment of compliance as of and for the Period.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:/s/ Brian Bartlett
Brian Bartlett

Its:   Executive Vice President

Dated: March 1, 2007


(page)


(logo) WELLS FARGO

Corporate Trust Services
9062 Old Annapolis Road
Columbia, MD 21045-1951
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.

Schedule A

Material Instances of Noncompliance by the Company

1122(d)(3)(i)- Delinquency Reporting - During the reporting period, certain monthly investor or remittance reports included errors in the calculation and/or the reporting of delinquencies for the pool assets, which errors may or may not have been material. All such errors were the result of data processing errors and/or the mistaken interpretation of data provided by other parties participating in the servicing function. All necessary adjustments to data processing systems and/or interpretive clarifications have been made to correct those errors and to remedy related procedures.

Material instances of Noncompliance by any Vendor

NONE

Material Deficiencies In Company's Policies and Procedures to Monitor Vendors' Compliance

NONE





EX-33 (e)
(logo) WELLS FARGO

Wells Fargo Bank, N.A.
Document Custody
1015 10th Avenue SE
Minneapolis, MN 55414




ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

Corporate Trust Services division of Wells Fargo Bank, National Association (the "Company") is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. The Company has determined that the servicing criteria are applicable in regard to the servicing platform for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and commercial mortgage-backed securities issued on or after January 1, 2006, for which the Company provides document custody services, excluding any publicly issued transactions issued by any government sponsored entity (the "Platform").

Applicable Servicing Criteria: The servicing criteria set forth in Item 1122(d)
(1)(iv), 1122(d)(4)(i) and 1122(d)(4)(ii), in regard to the activities performed by the Company with respect to the Platform (the "Applicable Servicing Criteria"). The Company has determined that all other servicing criteria set forth in Item 1122(d) are not applicable to the Platform.

Period: Twelve months ended December 31, 2006 (the "Period").

With respect to the Platform, the Company provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

1. The Company is responsible for assessing the Company's compliance with the Applicable Servicing Criteria as of and for the Period.

2. The Company has assessed compliance with the Applicable Servicing
Criteria. In performing this assessment, the Company used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3. Based on such assessment, as of and for the Period, the Company has complied, in all material respects with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the Company's assessment of compliance as of and for the Period.


WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Shari L. Gillund
Shari L. Gillund

Its: Senior Vice President

Dated: June [  ], 2007





EX-33 (f)
(logo) ZC STERLING

ZC Sterling Corporation
210 Interstate North Parkway
Suite 400
Atlanta, GA 30339

Tel 770.690.8400
Fax 770.690.8240
http://www.zcsterling.com


Amended Report on Assessment of Compliance with Securities and Exchange Commission's Regulation AB Servicing Criteria

For the calendar year ending December 31 2006, or portion thereof (the "Period"), ZC Sterling Insurance Agency, Inc. ("ZCSIA") has been a subcontractor for Servicers identified in Appendix A.

The undersigned are Senior Vice Presidents of ZCSIA, have sufficient authority to make the statements contained in this Assertion and are responsible for assessing compliance with the servicing criteria applicable to ZCSIA. ZCSIA has used the set forth in the following sentence to assess compliance with the applicable servicing criteria. The servicing criteria set forth in items 1122
(d) 1(iv), 1122 (d) 2(vi), 1122 (d) 4(xi), 1122 (d) 4(xii), and 1122 (d) 4(xiii)
of Regulation AB are applicable to the activities performed by ZCSIA with respect to the Platforms covered by this report. The remaining servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB are not applicable to the activities performed by ZCSIA with respect to the Platform covered by this report. As a subcontractor for Servicer, ZCSIA has determined that it complied in all material respects with the servicing criteria listed below. ZCSIA engaged Ernst & Young, LLP ("E&Y"), a registered public accounting firm, to review ZCSIA's assessment, and E&Y has issued an attestation report on ZCSIA's assessment of compliance with the applicable servicing criteria for the Period.

1. ZCSIA maintained a fidelity bond and errors & omissions policy in effect on ZCSIA throughout the reporting period in the amount of coverage required by the transaction agreements between the Servicer and ZCSIA (1122(d)((1)(iv)).

2. To the extent that ZCSIA prints checks for Servicer or otherwise has Servicer's checks or check stock, unissued checks are safeguarded so as to prevent unauthorized access (1122(d)(2)(vi)). [AS OF DECEMBER 31, 2006, THIS PROVISION WILL APPLY ONLY FOR THE FOLLOWING SERVICERS: ABN Amro Mortgage Group, Inc, Option One Mortgage Corporation, Sun Trust Mortgage, Inc., HomEq Servicing Corporation, Wachovia Insurance Corporation, Wells Fargo Home Mortgage.


(page)


3. Payments made on behalf of Servicer's obligor for insurance premiums are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least thirty (30) calendar days prior to these dates, or such other number of days specified in the transaction agreements between Servicer and ZCSIA (1122(d)(4)(xi)).

4. Any late payment penalties in connection with any payment for insurance to be made on behalf of Servicer's obligor are paid from the Servicer's funds or ZCSIA's funds and not charged to Servicer's obligor, unless the late payment was due to the obligor's error or omission (1122(d)(4)(xii)).

5. File(s) provided to Servicer from which Servicer may make disbursements made on behalf of Servicer's obligor are provided to Servicer on an accurate and timely basis and the information thereon is subject to such controls as are specified in the transaction agreements between Servicer and ZCSIA (1122(d)(4)(xiii)).

Sincerely,
ZC STERLING INSURANCE AGENCY, INC.

By: /s/ Arthur J. Castner
Arthur J. Castner

Title: Senior Vice President - Hazard Operations

Date: June 1, 20007

By: /s/ James P. Novak
James P. Novak

Title: Senior Vice President & General Counsel

Date: June 1, 2007



2


(page)


Appendix A
The following is a list of Clients serviced on the ZC Sterling Integrated Product Solution (ZIPS) Platform:

1. ABN Amro Mortgage Group, Inc.
2. Dovenmuehle Mortgage, Inc.
3. HomEq Servicing Corporation
4. Option One Mortgage Corporation
5. People's Choice Home Loan, Inc.
6. Sun Trust Mortgage, Inc.
7. Wachovia Insurance Agency (and its affiliates, including Wachovia Mortgage Corporation)
8. Wells Fargo Home Mortgage



3





EX-34 (a)
(logo) KPMG

KPMG LLP
Suite 601
12 Fountain Plaza
Buffalo, NY 14202


Report of Independent Registered Public Accounting Firm


The Board of Directors
HSBC Bank USA N.A.:

We have examined management's assessment, included in the accompanying Report on Compliance with Applicable Servicing Criteria, that HSBC Bank USA N.A. (the Company) complied with the servicing criteria set forth in Items 1122(d)(1)(i), 1122(d)(1)(iv), and 1122(d)(4)(iii) of the Securities and Exchange
Commission's Regulation AB for certain mortgage-backed securities, as of and for the period from April 27, 2006 to December 31, 2006. Appendix A identifies the individual asset-backed transactions and securities (the Control Transactions) defined by management as part of their assessment. All other criteria set forth in Item 1122 of Regulation AB are not applicable to the Company because the Company does not perform activities with respect to the Control Transactions relating to those criteria. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Control Transactions, testing of less than all of the servicing activities related to the Control Transactions, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the period from April 27, 2006 to December 31, 2006 is fairly stated, in all material respects.

/s/ KPMG LLP

Buffalo, New York
March 12, 2007


KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.


(page)


Appendix A


WELLS FARGO MORTGAGE-BACKED SECURITIES

SERIES                  CLOSED
WFMBS 2006-5            4/27/2006
WFMBS 2006-6            4/27/2006
WFMBS 2006-7            5/30/2006
WFMBS 2006-AR7          4/25/2006
WFMBS 2006-AR8          4/27/2006
WFMBS 2006-8            6/29/2006
WFMBS 2006-9            7/28/2006
WFMBS 2006-10           7/28/2006
WFMBS 2006-AR10         6/29/2006
WFMBS 2006-AR11         7/28/2006
WFMBS 2006-11           8/30/2006
WFMBS 2006-AR12         8/30/2006
WFMBS 2006-12           9/28/2006
WFMBS 2006-AR13         8/30/2006
WFMBS 2006-13           9/28/2006
WFMBS 2006-14           9/28/2006
WFMBS 2006-AR14         9/28/2006
WFMBS 2006-AR15         9/28/2006
WFMBS 2006-15           10/30/2006
WFMBS 2006-AR16         9/22/2006
WFMBS 2006-16           10/30/2006
WFMBS 2006-AR17         9/28/2006
WFMBS 2006-17           10/27/2006
WFMBS 2006-AR18         10/24/2006
WFMBS 2006-18           11/28/2006
WFMBS 2006-AR19         11/21/2006
WFMBS 2006-19           11/29/2006
WFMBS 2006-20           11/29/2006


WELLS FARGO HOME EQUITY TRUST SECURITIES

WFHET 2006-1            5/30/2006
WFHET 2006-2            6/29/2006
WFHET 2006-3            12/21/2006





EX-34 (b)
(logo) KPMG

KPMG LLP
1601 Market Street
Philadelphia, PA 19103-2499


Report of Independent Registered Public Accounting Firm

The Board of Members
Regulus Group LLC:

We have examined management's assessment for those customers that management has informed us have requested confirmation of compliance, included in the accompanying Report on Assessment of Compliance with Regulation AB Servicing Criteria, that Regulus Group LLC complied with the servicing criteria set forth in Item 1122(d)(2)(i) and 1122(d)(4)(iv) of the Securities and Exchange Commission's Regulation AB for remittance processing services to those issuers of asset backed securities and servicers of loan and/or receivables portfolios that include pool assets for asset backed securities transactions (the Platform) as of and for the year ended December 31, 2006. Regulus Group LLC has determined that the remainder of the servicing criteria are not applicable to the activities it performs with respect to the Platform as of and for the year ended December 31, 2006. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2006 is fairly stated, in all material respects.


/s/ KPMG LLP


Philadelphia, PA
February 22, 2007


KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.





EX-34 (c)
(logo) KPMG

KPMG LLP
2500 Ruan Center
666 Grand Avenue
Des Moines, IA 50309


Report of Independent Registered Public Accounting Firm

The Board of Directors
Wells Fargo Bank, N.A.:

We have examined Wells Fargo Bank, N.A.'s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for its primary servicing of residential mortgage loans by its Wells Fargo Home Mortgage division, other than the servicing of such loans for Freddie Mac, Fannie Mae, Ginnie Mae, state and local government bond programs, or a Federal Home Loan Bank (the Platform), except for servicing criteria 1122(d)(1)(iii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2006. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following instances of material noncompliance with certain servicing criteria applicable to the Company during the year ended December 31, 2006:

1. 1122(d)(3)(i) - Delinquency Reporting - The Company provided incomplete data to some third parties who use such data to calculate delinquency ratios and determine the status of loans with respect to bankruptcy, foreclosure or real estate owned. Instead of the actual due date being provided for use in calculating delinquencies, the date of the first payment due to the security was provided.

2. 1122(d)(4)(vii) - Notification of Intent to Foreclose - The Company, as required by certain servicing agreements, did not provide investors with prior notification of intent to foreclose.


(page)


(logo) KPMG

As described in the accompanying 2006 Certification Regarding Compliance with Applicable Servicing Criteria, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(vi), 1122(d)(4)(iv), 1122(d)(4)(xi), and 1122(d)(4)(xiii), the
Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"), with the exception of those vendors who have provided their own reports on assessment of compliance with servicing criteria to the Company, for which the Company does not take such responsibility. As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.


In our opinion, except for the instances of material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the year ended December 31, 2006.


/s/ KPMG LLP

Des Moines, Iowa
March 1, 2007


KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.





EX-34 (d)
(logo) KPMG

KPMG LLP
303 East Wacker Drive
Chicago, IL 60801-5212

Report of Independent Registered Public Accounting Firm

The Board of Directors
The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined the compliance of the Corporate Trust Services division of Wells Fargo Bank, National Association (the Company) with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities, for which the Company provides master servicing, trustee, securities administration or paying agent services, excluding transactions issued by any agency or instrumentality of the U.S. government or any government sponsored entity (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v),
1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi),
1122(d)(4)(xii) and 1122(d)(4)(xiii), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2006. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

As described in the accompanying management's Assessment of Compliance With Applicable Servicing Criteria, for servicing criteria 1122(d)(4)(i), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and

KPMG LLP, a U.S. limited liability partnership, in the U.S. member firm of KPMG International, a Swiss cooperation.

(page)

(logo) KPMG

procedures in place designed to provide assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

Our examination disclosed material noncompliance with criterion 1122(d)(3)(i), as applicable to the Company during the twelve months ended December 31, 2006. Certain monthly investor or remittance reports included errors in the calculation and/or the reporting of delinquencies for the pool assets.

In our opinion, except for the material non-compliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria, including servicing criteria for which compliance is determined based on Interpretation 17.06 as discussed above, as of and for the twelve months ended December 31, 2006.

/s/ KPMG LLP

Chicago, IL 60601
March 1, 2007





EX-34 (e)
(logo) KPMG

KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212

Report of Independent Registered Public Accounting Firm

The Board of Directors
The Corporate Trust Services division of Wells Fargo Bank National Association:

We have examined the accompanying management's assertion that the Document Custody section of the Corporate Trust Services division of Wells Fargo Bank National Association complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and commercial mortgage-backed securities issued on or after January 1, 2006 for which the Company provides document custody services, excluding any publicly issued transactions issued by any government sponsored entity (the Platform) as of and for the twelve months ended December 31, 2006. Management has determined that servicing criteria 1122(d)(1)(iv), 1122(d)(4)(i) and 1122(d)(4)(ii) are applicable to the activities it performs with respect to the Platform, and that all other servicing criteria set forth in Item 1122(d) are not applicable to the document custody services provided by the Company with respect to the Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the period ended December 31, 2006 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois
June [  ], 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.





EX-34 (f)
(logo) ERNST & YOUNG


Ernst & Young LLP
Suite 2800
600 Peachtree Street
Atlanta, Georgia 30308-2215

Phone: (404) 874-8300
www.ey.com

Report of Independent Registered Public Accounting Firm

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with Securities and Exchange Commission's Regulation AB Servicing Criteria, that ZC Sterling Insurance Agency, Inc. (the Company) complied with certain servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the ZC Sterling Integrated Product Solution (ZIPS) hazard insurance outsourcing Platform (Platform) as of and for the year ended December 31, 2006. The Company has determined that only certain servicing criteria 1122 (d) 1(iv), 1122 (d) 2(vi), 1122 (d) 4(xi), 1122 (d) 4(xii), and 1122 (d) 4(xiii) are applicable to the activities performed by them with respect to the Platform covered by this report. The Company has determined that the remaining servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB are not applicable to the activities performed by them with respect to the Platform covered by this report. See Appendix A of management's assertion for the Platform covered by this report. Management is responsible for the Company's compliance with those servicing criteria, Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the servicing activities related to the Platform, and determining whether the Company performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the Platform. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2006 for the ZIPS Platform is fairly stated, in all material respects.

/s/ Ernst & Young LLP

February 20, 2007


A Member Practice of Ernst & Young Global





EX-35 (a)
(logo) WELLS FARGO HOME MORTGAGE

Wells Fargo Home Mortgage
One Home Campus
Des Moines,IA 50328-0001



Wells Fargo Bank, N.A.
Servicer Compliance Statement


1. I, John B. Brown, Senior Vice President of Wells Fargo Bank, N.A. ("Wells Fargo") hereby state that a review of the activities of Wells Fargo during the calendar year 2006 and of Wells Fargo's performance under the servicing agreement(s) listed on the attached Exhibit A (the "Servicing Agreement(s)") has been made under my supervision.

2. To the best of my knowledge, based on such review , Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout 2006.


/s/ John B. Brown
John B. Brown
Senior Vice President
Wells Fargo Bank, N.A.

March 1, 2007


Wells Fargo Home Mortgage
is a division of Wells Fargo Bank, N.A.


(page)


EXHIBIT A

                                      MASTER
                                SERVICER/TRUSTEE
CLIENT INV#             INV                               DEAL NAME

708    349     WELLS FARGO HE TRUST    WELLS FARGO CTS    WFHET 2006-2
708    B80     WELLS FARGO HE TRUST    WELLS FARGO CTS    WFHET 2005-4
708    B84     WELLS FARGO HE TRUST    WELLS FARGO CTS    WFHET 2006-1
708    J82     WELLS FARGO HE TRUST    WELLS FARGO CTS    WFHET 2004-1
708    L65     WELLS FARGO HE TRUST    WELLS FARGO CTS    WFHET 2005-1
708    M46     WELLS FARGO HE TRUST    WELLS FARGO CTS    WFHET 2005-3
708    M72     WELLS FARGO HE TRUST    WELLS FARGO CTS    WFHET 2005-2
708    N33     WELLS FARGO HE TRUST    WELLS FARGO CTS    WFHET 2004-2


(page)


106    800     NOMURA PMSR     WELLS FARGO CTS   NAAC 2005-AP1
106    801     NOMURA PMSR     WELLS FARGO CTS   NAAC 2004-AP3
106    802     NOMURA PMSR     WELLS FARGO CTS   NAAC 2005-AP3
106    810     NOMURA PMSR     WELLS FARGO CTS   NAAC 2005-AP2
106    811     NOMURA PMSR     WELLS FARGO CTS   NAAC 2005-AP3
106    812     NOMURA PMSR     WELLS FARGO CTS   NAAC 2005-AR3
106    813     NOMURA PMSR     WELLS FARGO CTS   NAAC 2005-AR4
106    814     NOMURA PMSR     WELLS FARGO CTS   NAAC 2005-AR5
106    815     NOMURA PMSR     WELLS FARGO CTS   NAAC 2006-AP1
106    816     NOMURA PMSR     WELLS FARGO CTS   NHELI 2006-HEI
106    817     NOMURA PMSR     WELLS FARGO CTS   2005-AR6
106    818     NOMURA PMSR     WELLS FARGO CTS   2006-AR1
106    819     NOMURA PMSR     WELLS FARGO CTS   NAAC 2006-AR2
106    821     NOMURA PMSR     WELLS FARGO CTS   NAAC 2006-AF1
106    822     NOMURA PMSR     WELLS FARGO CTS   NAAC 2006-AF2
708    232     NOMURA          WELLS FARGO CTS   NAAC 2004-R2
708    362     NOMURA          WELLS FARGO CTS   NHELI 2006-WF1
708    392     NOMURA          WELLS FARGO CTS   NHELI 2006-HE3
708    451     NOMURA          WELLS FARGO CTS   NAAC 2006-WF1
708    826     NORMURA         WELLS FARGO CTS   NHEL 2006-AF1
708    L46     NOMURA          WELLS FARGO CTS   NAAC 2005-WF1
708    M50     NOMURA          WELLS FARGO CTS   NAAC 2005-AP3


(page)


472    B35     BANK OF AMERICA   SERV                  BAFC 2006-A
472    L63     BANK OF AMERICA   SERV                  BAFC 2005-D
591    J78     BANK OF AMERICA   WFB MASTER SERVICING  BAFC 2004-1
591    M01     BANK OF AMERICA   WFB MASTER SERVICING  ABFC 2002-W1
591    M07     BANK OF AMERICA   WFB MASTER SERVICING  ABFC 2002-WF2
591    P45     BANK OF AMERICA   WFB MASTER SERVICING  BAFC 2003-1
708    366     BANK OF AMERICA   SERV                  BAFC 2006-4 SS#RB16
708    846-001 BANK OF AMERICA   MASTERSERV            BAFC 2006-I
708    849-001 BANK OF AMERICA   SERV                  BAFC 2006-J
708    B15     BANK OF AMERICA   SERV                  BAFC 2006-1
708    B30     BANK OF AMERICA   SERV                  BAFC 2005-07
708    B32     BANK OF AMERICA   SERV                  BAFC 2006-D
708    B35     BANK OF AMERICA   SERV                  BAFC 2006-A
708    B42     BANK OF AMERICA   SERV                  BAFC 2006-2
708    B50     BANK OF AMERICA   SERV                  BAFC 2006-3
708    B65     BANK OF AMERICA   SERV                  BAFC 2005-8
708    B83     BANK OF AMERICA   SERV                  BAFC 2006-F
708    L16     BANK OF AMERICA   SERV                  BAFC 2005-2
708    L29     BANK OF AMERICA   SERV                  ABFC 2005-WF1
708    L51     BANK OF AMERICA   SERV                  BAFC 2005-3
708    L63     BANK OF AMERICA   SERV                  BAFC 2005-D
708    L73     BANK OF AMERICA   WFB MASTER SERVICING  BAFC 2005-E
708    M36     BANK OF AMERICA   WFB MASTER SERVICING  BAFC 2005-6 SS#R964
708    M76     BANK OF AMERICA   SERV                  BAFC 2005-05 SS#R919
708    P24     BANK OF AMERICA   WFB MASTER SERVICING  ABFC 2003-WF1


(page)


472    H62     COUNTRYWIDE     WFB MASTER SERVICING    FNMA 2002-W1
685    H62     COUNTRYWIDE     WFB MASTER SERVICING    FNMA 2002-W1


(page)


106    300     CSMC            WELLS FARGO CTS         PMSR CSFB 2003-29
106    301     CSMC            WELLS FARGO CTS         PMSR CSFB 2003-25
106    302     CSMC            WELLS FARGO CTS         PMSR CSFB 2003-27
106    303     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-1
106    305     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-AR1
106    306     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-AR2
106    307     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-AR3
106    308     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-AR4
106    309     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-4
106    311     CSMC            WELLS FARGO CTS         CSFB 2004-AR6
106    314     CSMC            WELLS FARGO CTS         CSFB 2004-5
106    315     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-ARMT 1
106    316     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-8
106    319     CSMC            WELLS FARGO CTS         PMSR CSFB ARMT 2004-3
106    321     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-6
106    322     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-7
106    324     CSMC            WELLS FARGO CTS         PMSR ARMT 2004-5
106    326     CSMC            WELLS FARGO CTS         PMSR CSFB 2005-1
106    327     CSMC            WELLS FARGO CTS         PMSR CSFB 2005-2
106    331     CSMC            WELLS FARGO CTS         PMSR CSFB 2005-4
106    332     CSMC            WELLS FARGO CTS         2004-AR1
106    333     CSMC            WELLS FARGO CTS         2004-AR2
106    334     CSMC            WELLS FARGO CTS         2004-AR3
106    335     CSMC            WELLS FARGO CTS         2004-AR4
106    336     CSMC            WELLS FARGO CTS         PMSR ARMT 2005-3
106    337     CSMC            WELLS FARGO CTS         PMSR ARMT 2005-4
106    345     CSMC            WELLS FARGO CTS         CSFB 2003-19
106    347     CSMC            WELLS FARGO CTS         PMSR ARMT 2005-5
106    348     CSMC            WELLS FARGO CTS         PMSR CSFB 2005-5
106    352     CSMC            WELLS FARGO CTS         PMSR CSFB 2005-6
106    353     CSMC            WELLS FARGO CTS         PMSR CSFB 2005-6
106    354     CSMC            WELLS FARGO CTS         PMSR CSFB 2004-3
106    355     CSMC            WELLS FARGO CTS         PMSR ARMT 2005-6A
106    357     CSMC            WELLS FARGO CTS         PMSR CSFB 2005-7
106    362     CSMC            WELLS FARGO CTS         PMSR CSFB 2003-21
106    363     CSMC            WELLS FARGO CTS         PMSR ARMT 2005-9
106    364     CSMC            WELLS FARGO CTS         CSFB PMSR 2005-8
106    365     CSMC            WELLS FARGO CTS         PMSR 2003-AR30
106    369     CSMC            WELLS FARGO CTS         PMSR 2005-9
106    374     CSMC            WELLS FARGO CTS         PMSR CSMC 2005-11
106    379     CSMC            WELLS FARGO CTS         CSMC PMSR 2006-2
106    383     CSMC            WELLS FARGO CTS         CSMC 2003-AR30
106    384     CSMC            WELLS FARGO CTS         CSAB 2006-1
106    402     CSMC            WELLS FARGO CTS         CSMC 2006-6
106    403     CSMC            WELLS FARGO CTS         ARMT 2006-3
106    405     CSMC            WELLS FARGO CTS         CSFB 2005-12
106    408     CSMC            WELLS FARGO CTS         CSMC 2006-8
106    409     CSMC            WELLS FARGO CTS         CSAB 2006-2
106    508     CSMC            WELLS FARGO CTS         2004-CF2
106    519     CSMC            WELLS FARGO CTS         CSFB 2005-1
106    526     CSMC            WELLS FARGO CTS         CSFB 2005-3
106    536     CSMC            WELLS FARGO CTS         CSFB 2005-6
106    542     CSMC            WELLS FARGO CTS         CSFB 2005-7


(page)


106    544     CSMC            WELLS FARGO CTS         CSFB 2005-8
106    551     CSMC            WELLS FARGO CTS         CSFB 2005-10
106    577     CSMC            WELLS FARGO CTS         CSMC 2006-8a
106    L62     CSMC            WELLS FARGO CTS         CSFB 2003-27
106    L70     CSMC            WELLS FARGO CTS         CSFB 2003-21
106    L76     CSMC            WELLS FARGO CTS         CSFB 2003-23
106    L81     CSMC            WELLS FARGO CTS         CSFB 2004-3
591    M64     CSMC            WELLS FARGO CTS         CSFB 2005-8
708    281     CSMC            WELLS FARGO CTS         FNT  2001-3 CALL DEAL
708    820     CSMC            WELLS FARGO CTS         CSMC 2006-8
708    821     CSMC            WELLS FARGO CTS         SEE  CAT
708    827     CSMC            WELLS FARGO CTS         CSMC 2006-9
708    829     CSMC            WELLS FARGO CTS         CSAB 2006-3
708    839     CSMC            WELLS FARGO CTS         CSAB-2006-4
708    B49     CSMC            WELLS FARGO CTS         CSFB 2005-12
708    M64     CSMC            WELLS FARGO CTS         CSFB 2005-8
708    M86     CSMC            WELLS FARGO CTS         CSFB 2005-9


(page)


106    S50     DEUTSCHE BANK SUB     WELLS FARGO CTS   ACE 2004-HE3
106    S51     DEUTSCHE BANK SUB     WELLS FARGO CTS   ACE 2005-SD2
106    S52     DEUTSCHE BANK SUB     WELLS FARGO CTS   ACE 2005-SD2 - DSI
106    S53     DEUTSCHE BANK SUB     WELLS FARGO CTS   ACE 2005-HE5
106    S54     DEUTSCHE BANK         WELLS FARGO CTS   ACE 2005 SD3
106    S55     DEUTSCHE BANK SUB     WELLS FARGO CTS   2ACE 2005-SD3 - DSI
106    S56     DEUTSCHE BANK SUB     WELLS FARGO CTS   ACE 2006-SD1
106    S57     DEUTSCHE BANK SUB     WELLS FARGO CTS   ACE 2006-SD1- DSI
106    S58     DEUTSCHE BANK SUB     WELLS FARGO CTS   ACE 2006-SD2
106    S59     DEUTSCHE BANK SUB     WELLS FARGO CTS   ACE 2006-SD2- DSI
106    X01     DEUTSCHE BANK PMSR    WELLS FARGO CTS   ACE 2005-HE5
106    X03     DEUTSCHE BANK PMSR    WELLS FARGO CTS   DBALT05AR1
106    X04     DEUTSCHE BANK PMSR    WELLS FARGO CTS   ACE 2005-HE7
106    X05     DEUTSCHE BANK PMSR    WELLS FARGO CTS   DBALT2005-4
106    X06     DEUTSCHE BANK PMSR    WELLS FARGO CTS   DBALT05-AR2
106    X07     DEUTSCHE BANK PMSR    WELLS FARGO CTS   DBALT2005-5
106    X08     DEUTSCHE BANK PMSR    WELLS FARGO CTS   DBALT2005-6
106    X13     DEUTSCHE BANK PMSR    WELLS FARGO CTS   DBALT 2006-AB2
106    X15     DEUTSCHE BANK PMSR    WELLS FARGO CTS   DBALT 2006-AB3
106    X16     DEUTSCHE BANK PMSR    WELLS FARGO CTS   DBALT 2006-AR3
106    X17     DEUTSCHE BANK PMSR    WELLS FARGO CTS   DBALT 2006-AB4
106    X18     DEUTSCHE BANK PMSR    WELLS FARGO CTS   DBALT 2006-AR4
106    X19     DEUTSCHE PMSR         WELLS FARGO CTS   DBALT 2006-AR5
591    H29     DEUTSCHE BANK         WELLS FARGO CTS   ACE 2001-HE1
591    J27     DEUTSCHE BANK         WELLS FARGO CTS   ACE 2003-HE1
591    L69     DEUTSCHE BANK         WELLS FARGO CTS   ACE 2005-SD2
591    Q68     DEUTSCHE BANK         WELLS FARGO CTS   ACE 2002-HE2
708    372     DEUTSCHE BANK         WELLS FARGO CTS   DBALT 2006-AB3
708    483     DEUTSCHE BANK         WELLS FARGO CTS   DBALT 2006-AB4
708    830     DEUTSCHE BANK         WELLS FARGO CTS   DBALT 2006-AR5
708    B63     DEUTSCHE BANK         WELLS FARGO CTS   DBALT 2006-AF1
708    B88     DEUTSCHE BANK         WELLS FARGO CTS   DBALT 2006-AB1
708    J83     DEUTSCHE BANK         WELLS FARGO CTS   ACE 2004-HE1
708    L86     DEUTSCHE BANK         WELLS FARGO CTS   ACE 2005-WF1


(page)


591    185     EMC                   WELLS FARGO CTS   BSALTA 2006-8
708    341     EMC                   WELLS FARGO CTS   BSABS 2006-2
708    342     EMC                   WELLS FARGO CTS   BSARM 2006-2
591    369     EMC                   WELLS FARGO CTS   BSALTA 2006-4
708    369     EMC                   WELLS FARGO CTS   BSALTA 2006-4
472    376     EMC                   WELLS FARGO CTS   2001-2
591    376     EMC                   WELLS FARGO CTS   2001-2
685    376     EMC                   WELLS FARGO CTS   2001-2
472    382     EMC                   WELLS FARGO CTS   2001-1
472    437     EMC                   WELLS FARGO CTS   BSABS 2006-SD3
591    437     EMC                   WELLS FARGO CTS   BSABS 2006-SD3
685    437     EMC                   WELLS FARGO CTS   BSABS 2006-SD3
708    437     EMC                   WELLS FARGO CTS   BSABS 2006-SD3
472    888     EMC                   WELLS FARGO CTS   BSALTA 2006-7
708    888     EMC                   WELLS FARGO CTS   BSALTA 2006-7
708    909     EMC                   WELLS FARGO CTS   BSALTA 2004-7
685    931     EMC                   WELLS FARGO CTS   BSABS 2004-SD3
708    931     EMC                   WELLS FARGO CTS   BSABS 2004-SD3
591    B13     EMC                   WELLS FARGO CTS   BART 2006-1
708    B13     EMC                   WELLS FARGO CTS   BART 2006-1
591    B22     EMC                   WELLS FARGO CTS   PRIME 2004-2
708    B22     EMC                   WELLS FARGO CTS   PRIME 2004-2
472    B23     EMC                   WELLS FARGO CTS   BSABS 2006-SD1
685    B23     EMC                   WELLS FARGO CTS   BSABS 2006-SD1
708    B23     EMC                   WELLS FARGO CTS   BSABS 2006-SD1.
591    B53     EMC                   WELLS FARGO CTS   BSALTA 2005-10
708    B66     EMC                   WELLS FARGO CTS   BART 2005-12
591    B88     EMC                   WELLS FARGO CTS   *
591    D29     EMC                   WELLS FARGO CTS   BSARM 2004-8
708    D29     EMC                   WELLS FARGO CTS   BSARM 2004-8
591    H68     EMC                   WELLS FARGO CTS   WFHM 2002-W08
472    H78     EMC                   WELLS FARGO CTS   FNMA 2002-26
685    H78     EMC                   WELLS FARGO CTS   EMC FNMA 2002-26
591    H82     EMC                   WELLS FARGO CTS   BART 2003-6
472    H84     EMC                   WELLS FARGO CTS   FNMA 2002-33
685    H84     EMC                   WELLS FARGO CTS   FNMA 2002-33
472    H94     EMC                   WELLS FARGO CTS   BSABS 2002-1
591    H94     EMC                   WELLS FARGO CTS   BSABS 2002-1
685    H94     EMC                   WELLS FARGO CTS   BSABS 2002-1
591    J05     EMC                   WELLS FARGO CTS   BSABS
685    J05     EMC                   WELLS FARGO CTS   BSABS
708    J05     EMC                   WELLS FARGO CTS   BSABS
591    J12     EMC                   WELLS FARGO CTS   BART 2003-7
708    J12     EMC                   WELLS FARGO CTS   BART 2003-7
472    J17     EMC                   WELLS FARGO CTS   BSABS 2003-SD3
591    J17     EMC                   WELLS FARGO CTS   BSABS 2003-SD3
685    J17     EMC                   WELLS FARGO CTS   BSABS 2003-SD3
708    J17     EMC                   WELLS FARGO CTS   BSABS 2003-SD3


(page)


591    J29     EMC                   WELLS FARGO CTS   OPTRED 12-03
685    J29     EMC                   WELLS FARGO CTS   OPTRED 12-03
472    J55     EMC                   WELLS FARGO CTS   PRIME TRUST 2004-CL1
591    J55     EMC                   WELLS FARGO CTS   PRIME TRUST 2004-CL1
685    J55     EMC                   WELLS FARGO CTS   PRIME TRUST 2004-CL1
591    J61     EMC                   WELLS FARGO CTS   BART 2004-1
708    J61     EMC                   WELLS FARGO CTS   BART 2004-1
591    J72     EMC                   WELLS FARGO CTS   PRIME TRUST 2004-CL2
472    J76     EMC                   WELLS FARGO CTS   BSABS 2004-SD1
591    J76     EMC                   WELLS FARGO CTS   BSABS 2004-SD1
685    J76     EMC                   WELLS FARGO CTS   BSABS 2004-SD1
708    J76     EMC                   WELLS FARGO CTS   BSABS 2004-SD1
472    J79     EMC                   WELLS FARGO CTS   BSALTA 2005-5
591    J79     EMC                   WELLS FARGO CTS   BSALTA 2005-5
591    J94     EMC                   WELLS FARGO CTS   BSABS 2004-SD2
708    J94     EMC                   WELLS FARGO CTS   BSABS 2004-SD2
708    K22     EMC                   WELLS FARGO CTS   BART 2004-11
708    L00     EMC                   WELLS FARGO CTS   BART 2005-1
708    L05     EMC                   WELLS FARGO CTS   BSALTA 2005-2
472    L27     EMC                   WELLS FARGO CTS   BSALTA 2005-4
591    L27     EMC                   WELLS FARGO CTS   BALTA 2005-4
591    L50     EMC                   WELLS FARGO CTS   BART 2005-4
708    L50     EMC                   WELLS FARGO CTS   BART 2005-4
708    L56     EMC                   WELLS FARGO CTS   PRIME 2005-2
591    L81     EMC                   WELLS FARGO CTS   BART 2005-5
708    L81     EMC                   WELLS FARGO CTS   BART 2005-5 MS#B378
472    M43     EMC                   WELLS FARGO CTS   BART 2005-10 SS#B443
591    M43     EMC                   WELLS FARGO CTS   BART 2005-10
708    M43     EMC                   WELLS FARGO CTS   BART 2005-10 SS#B443
708    M53     EMC                   WELLS FARGO CTS   BSABS I 2005-AC6 MS#B398
708    M61     EMC                   WELLS FARGO CTS   PRIME 2005-3 MS#R937
708    M78     EMC                   WELLS FARGO CTS   PRIME 2005-4 S/S#R953
708    M87     EMC                   WELLS FARGO CTS   BART 2005-9 S/S#B431
472    M88     EMC                   WELLS FARGO CTS   BSABS 2005-SD4
591    M88     EMC                   WELLS FARGO CTS   BSABS 2005-SD4
685    M88     EMC                   WELLS FARGO CTS   BSABS 2005-SD4
708    M88     EMC                   WELLS FARGO CTS   BSABS 2005-SD4
591    P25     EMC                   WELLS FARGO CTS   BSART 2003-1
708    P25     EMC                   WELLS FARGO CTS   BSART 2003-1
472    P28     EMC                   WELLS FARGO CTS   BSABS 2003-1
591    P28     EMC                   WELLS FARGO CTS   BSABS 2003-1
685    P28     EMC                   WELLS FARGO CTS   BSABS 2003-1
591    P47     EMC                   WELLS FARGO CTS   BART 2003-3
708    P47     EMC                   WELLS FARGO CTS   BART 2003-3
472    P69     EMC                   WELLS FARGO CTS   BSABS 2003-2
591    P69     EMC                   WELLS FARGO CTS   BSABS 2003-2
685    P69     EMC                   WELLS FARGO CTS   BSABS 2003-2
708    P69     EMC                   WELLS FARGO CTS   BSABS 2003-2
472    P76     EMC                   WELLS FARGO CTS   FNMA GT
685    P76     EMC                   WELLS FARGO CTS   FNMA GT
472    P80     EMC                   WELLS FARGO CTS   SAMI 2003-CL1
591    P86     EMC                   WELLS FARGO CTS   BSARM 2003-5


(page)


708    P86     EMC                   WELLS FARGO CTS   BSARM 2003-5
472    P95     EMC                   WELLS FARGO CTS   BSABS 2003-SD1
591    P95     EMC                   WELLS FARGO CTS   BSABS 2003-SD1
685    P95     EMC                   WELLS FARGO CTS   BSABS 2003-SD1
708    P95     EMC                   WELLS FARGO CTS   BSABS 2003-SD1
472    Q15     EMC                   WELLS FARGO CTS   5435-5437
685    Q15     EMC                   WELLS FARGO CTS   5435-5437
472    Q24     EMC                   WELLS FARGO CTS   BSABS 2002-2
591    Q24     EMC                   WELLS FARGO CTS   BSABS 2002-2
685    Q24     EMC                   WELLS FARGO CTS   BSABS 2002-2
591    Q81     EMC                   WELLS FARGO CTS   BART 2002-11
708    Q81     EMC                   WELLS FARGO CTS   BART 2002-11
472    Q82     EMC                   WELLS FARGO CTS   2002-90 FNMA
685    Q82     EMC                   WELLS FARGO CTS   FNMA 2002-90
591    Q94     EMC                   WELLS FARGO CTS   BSARM 2002-12
708    Q94     EMC                   WELLS FARGO CTS   BSARM 2002-12
106    V51     EMC SUB BSABS         WELLS FARGO CTS   BSABS 2005-SD3
               2005-SD3
106    V52     EMC SUB BSABS         WELLS FARGO CTS   BSABS 2005-SD4
               2005-SD4
106    Y24     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-10
               BSALTA 2004-10
106    Y25     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-11
               BSALTA 2004-11
106    Y26     EMC PMSR              WELLS FARGO CTS   BSABS 2002-AC1
               BSABS 2002-AC1
106    Y32     EMC PMSR              WELLS FARGO CTS   BSABS 2003-AC3
               BSABS 2003-AC3
106    Y33     EMC PMSR              WELLS FARGO CTS   BSABS 2003-AC4
               BSABS 2003-AC4
106    Y34     EMC PMSR              WELLS FARGO CTS   BSABS 2003-AC5
               BSABS 2003-AC5
106    Y35     EMC PMSR              WELLS FARGO CTS   BSABS 2003-AC6
               BSABS 2003-AC6
106    Y36     EMC PMSR              WELLS FARGO CTS   BSABS 2003-AC7
               BSABS 2003-AC7
106    Y37     EMC PMSR              WELLS FARGO CTS   BSABS 2004-AC1
               BSABS 2004-AC1
106    Y38     EMC PMSR              WELLS FARGO CTS   BSABS 2004-AC2
               BSABS 2004-AC2
106    Y39     EMC PMSR              WELLS FARGO CTS   BSABS 2004-AC3
               BSABS 2004-AC3
106    Y40     EMC PMSR              WELLS FARGO CTS   BSABS 2004-AC4
               BSABS 2004-AC4
106    Y41     EMC PMSR              WELLS FARGO CTS   BSABS 2004-AC5
               BSABS 2004-AC5
106    Y42     EMC PMSR              WELLS FARGO CTS   BSABS 2004-AC6
               BSABS 2004-AC6
106    Y43     EMC PMSR              WELLS FARGO CTS   BSABS 2004-AC7
               BSABS 2004-AC7
106    Y44     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC1
               BSABS 2005-AC1


(page)


106    Y45     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC2
               BSABS 2005-AC2
106    Y46     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC3
               BSABS 2005-AC3
106    Y47     EMC PMSR              WELLS FARGO CTS   PRIME 2003-2
               PRIME 2003-2
106    Y48     EMC PMSR              WELLS FARGO CTS   PRIME 2003-3
               PRIME 2003-3
106    Y49     EMC PMSR              WELLS FARGO CTS   PRIME 2004-1
               PRIME 2004-1
106    Y50     EMC PMSR              WELLS FARGO CTS   PRIME 2005-1
               PRIME 2005-1
106    Y53     EMC PMSR              WELLS FARGO CTS   PRIME 2005-2
               PRIME 2005-2
106    Y64     EMC PMSR              WELLS FARGO CTS   BSABS 2003-AC4
               BSABS 2003-AC4
106    Y65     EMC PMSR              WELLS FARGO CTS   BSABS 2004-AC4
               BSABS 2004-AC4
106    Y66     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC1
               BSABS 2005-AC1
106    Y68     EMC PMSR              WELLS FARGO CTS   PRIME 2005-5
               PRIME 2005-5
106    Y69     EMC PMSR              WELLS FARGO CTS   BSABS 2006-AC1
               BSABS 2006-AC1
106    Y70     EMC PMSR              WELLS FARGO CTS   BSABS 2006-AC2
               BSABS 2006-AC2
106    Y72     EMC PMSR              WELLS FARGO CTS   BSABS 2004-AC4
               BSABS 2004-AC4
106    Y74     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-03
               BSALTA 2004-03
106    Y75     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-04
               BSALTA 2004-04
106    Y76     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-06
               BSALTA 2004-06
106    Y77     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-08
               BSALTA 2004-08
106    Y78     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-09
               BSALTA 2004-09
106    Y79     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-12
               BSALTA 2004-12
106    Y80     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-02
               BSALTA 2005-02
106    Y81     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-03
               BSALTA 2005-03
106    Y84     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-07
               BSALTA 2004-07
106    Y85     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-04
               BSALTA 2005-04
106    Y86     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-05
               BSALTA 2005-05
106    Y87     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC4
               BSABS 2005-AC4


(page)


106    Y88     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC5
               BSABS 2005-AC5
106    Y89     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-07
               BSALTA 2005-07
106    Y91     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC6
               BSABS 2005-AC6
106    Y92     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-08
               BSALTA 2005-08
106    Y93     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC7
               BSABS 2005-AC7
106    Y94     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-09
               BSALTA 2005-09
106    Y96     EMC PMSR              WELLS FARGO CTS   PRIME 2005-4GRP
               PRIME 2005-
               4GRP
106    Y97     EMC PMSR              WELLS FARGO CTS   LUMINENT 2005-1
106    Y98     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC8
               BSABS 2005-AC8
106    Y99     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC9
               BSABS 2005-AC9
106    ZO1     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-10
               BSALTA 2005-10
106    Z02     EMC PMSR              WELLS FARGO CTS   BSALTA 2006-01
               BSALTA 2006-01
106    Z03     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-08
               BSALTA 2004-08
106    Z04     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-04
               BSALTA 2005-04
106    Z05     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-04
               BSALTA 2005-04
106    Z06     EMC PMSR              WELLS FARGO CTS   BSARM 2005-3
               BSARM 2005-3
106    Z07     EMC PMSR              WELLS FARGO CTS   BSARM 2005-4
               BSARM 2005-4
106    Z08     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-5
               BSALTA 2005-5
106    Z09     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-7
               BSALTA 2005-7
106    Z10     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-7
               BSALTA 2005-7
106    Z11     EMC PMSR              WELLS FARGO CTS   BSARM 2005-7
               BSARM 2005-7
106    Z12     EMC PMSR              WELLS FARGO CTS   BSARM 2005-6
               BSARM 2005-6
106    Z13     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-8
               BSALTA 2005-8
106    Z14     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-9
               BSALTA 2005-9
106    Z15     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-9
               BSALTA 2005-9
106    Z16     EMC PMSR              WELLS FARGO CTS   BSARM 2005-12
               BSARM 2005-12


(page)


106    Z17     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-02
               BSALTA 2005-02
106    Z18     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-5
               BSALTA 2005-5
106    Z22     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-3
               BSALTA 2004-3
106    Z23     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-4
               BSALTA 2004-4
106    Z24     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-5
               BSALTA 2004-5
106    Z25     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-6
               BSALTA 2004-6
106    Z26     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-7
               BSALTA 2004-7
106    Z27     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-8
               BSALTA 2004-8
106    Z28     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-9
               BSALTA 2004-9
106    Z29     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-10
               BSALTA 2004-10
106    Z30     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-11
               BSALTA 2004-11
106    Z31     EMC PMSR              WELLS FARGO CTS   BSARM 2004-8
               BSARM 2004-8
106    Z32     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-12
               BSALTA 2004-12
106    Z33     EMC PMSR              WELLS FARGO CTS   BSARM 2004-12
               BSARM 2004-12
106    Z34     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-02
               BSALTA 2005-02
106    Z35     EMC PMSR              WELLS FARGO CTS   BSARM 2005-1
               BSARM 2005-1
106    Z36     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-3
               BSALTA 2005-3
106    Z37     EMC PMSR              WELLS FARGO CTS   BSALTA 2006-2
               BSALTA 2006-2
106    Z38     EMC PMSR              WELLS FARGO CTS   BSABS 2006-AC1
               BSABS 2006-AC1
106    Z39     EMC PMSR              WELLS FARGO CTS   BSABS 2006-AC3
               BSABS 2006-AC3
106    Z40     EMC PMSR              WELLS FARGO CTS   BSALTA 2006-3
               BSALTA 2006-3
106    Z44     EMC PMSR              WELLS FARGO CTS   BSALTA 2005-8
               BSALTA 2005-8
106    Z46     EMC PMSR              WELLS FARGO CTS   PRIME 2006-1
               PRIME 2006-1
106    Z47     EMC PMSR              WELLS FARGO CTS   BSABS 2006-SD2
               BSABS 2006-SD2
106    Z50     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-11
               BSALTA 2004-11
106    Z51     EMC PMSR              WELLS FARGO CTS   BSALTA 2004-12
               BSALTA 2004-12


(page)


106    Z52     EMC PMSR              WELLS FARGO CTS   BSABS 2006-AC2
               BSABS 2006-AC2
106    Z53     EMC PMSR              WELLS FARGO CTS   BSABS 2006-AC4
               BSABS 2006-AC4
106    Z54     EMC PMSR BSMF         WELLS FARGO CTS   BSMF 2006-AC1
               2006-AC1
106    Z55     EMC PMSR              WELLS FARGO CTS   BSABS 2005-AC9
               BSABS 2005-AC9
106    Z56     EMC PMSR              WELLS FARGO CTS   BSABS 2006-AC1
               BSABS 2006-AC1
106    Z57     EMC PMSR              WELLS FARGO CTS   BSABS 2006-AC2
               BSABS 2006-AC2
106    Z58     EMC PMSR              WELLS FARGO CTS   BSALTA 2006-7a
               BSALTA 2006-7a
106    Z59     EMC PMSR              WELLS FARGO CTS   BSABS 2006-AC3
               BSABS 2006-AC3
106    Z60     EMC PMSR              WELLS FARGO CTS   PRIME 2005-2
               PRIME 2005-2
106    Z61     EMC PMSR              WELLS FARGO CTS   PRIME 2005-5
               PRIME 2005-5
106    Z62     EMC PMSR              WELLS FARGO CTS   PRIME 2006-1
               PRIME 2006-1


(page


708   F32   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2004-14
472   440   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2006-RP2
472   B70   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2006-AR2
591   822   GOLDMAN SACHS               WELLS FARGO CTS   GSRPM 2006-16
591   L18   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2005-AR2
591   L66   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2005-AR4
685   440   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2006-RP2
685   L02   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2005-RP1
708   395   GOLDMAN SACHS               WELLS FARGO CTS   GSAA 2006-14
708   440   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2006-RP2
708   822   GOLDMAN SACHS               WELLS FARGO CTS   GSRPM 2006-16
708   B07   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2006-AR1
708   B70   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2005-AR2
708   K42   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2005-AR1
708   L02   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2005-RP1
708   L18   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2005-AR2
708   L34   GOLDMAN SACHS               WELLS FARGO CTS   GSAA 2005-5
708   L64   GOLDMAN SACHS               WELLS FARGO CTS   GSAA 2005-7
708   L66   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2005-AR4
106   G03   GOLDMAN PMSR GSAA 2006-1    WELLS FARGO CTS   GSAA 2005-9
106   G07   GOLDMAN PMSR GSR 2005-9F    WELLS FARGO CTS   GSR 2005-8F
106   G08   GOLDMAN PMSR GSR 2005-AR    WELLS FARGO CTS   GSR 2005-9F
106   G09   GOLDMAN PMSR GSR 2005AR5    WELLS FARGO CTS   GSR 2005-AR3
106   G11   GOLDMAN PMSR GSAA 200512    WELLS FARGO CTS   GSAA 2005-11
106   G13   GOLDMAN PMSR GSAA 2005-6    WELLS FARGO CTS   GSAA 2005-14
106   G14   GOLDMAN PMSR GSAA 2005-9    WELLS FARGO CTS   GSAA 2005-6
106   G15   GOLDMAN PMSR GSAA 200615    WELLS FARGO CTS   GSAA 2006-13
708   461   GOLDMAN SACHS               WELLS FARGO CTS   GSAA 2006-16
708   840   GOLDMAN SACHS               WELLS FARGO CTS   GSAA 2006-18
472   J11   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2003-02
472   J18   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2003-03
472   J62   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2004-1
472   K42   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2005-AR1
472   L02   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2005-RP1
472   P48   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2003-1
685   403   GOLDMAN SACHS               WELLS FARGO CTS   RMSC 1994-7 TRUST
                                                          COLLAPS
685   J11   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2003-02
685   J18   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2003-03
685   J62   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2004-1
708   J62   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2004-1
708   M31   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2005-AR7
708   M57   GOLDMAN SACHS               WELLS FARGO CTS   GSR 2005-AR5
708   M92   GOLDMAN SACHS               WELLS FARGO CTS   GSAA 2005-12
936   J80   GOLDMAN SACHS GMPS 2003-2   WELLS FARGO CTS   GSAMPS 2003-2
936   J81   GOLDMAN SACHS MTGE CO       WELLS FARGO CTS   GSAMPS 2003-3
936   J82   GOLDMAN SACH GSMPS2004-01   WELLS FARGO CTS   GSMPS 2004-1
936   J83   GOLDMAN SACHS GSMPS2004-3   WELLS FARGO CTS   GSMPS 2004-3
708   J11   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2003-02
708   J18   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2003-03
685   P48   GOLDMAN SACHS               WELLS FARGO CTS   GSMPS 2003-1


(page)


106  U06  GREENWICH PMSR SOUNDVIEW  WF MASTER SERVICING   SOUNDVIEW 2006-NLC1
708  M79  GREENWICH                 WFB MASTER SERVICING  RBSGC 2005-A S/S #RB06


(page)


106  202  HSBC PMSR FFML 2006-FF11   WF MASTER SERVICING     FFML 2006-FF11
106  203  HSBC PMSR HASCO 2006 HE1   WF MASTER SERVICING     HASCO 2006 HE1


(page)


106  265  UBS SUB FROM HUD 601#2      UBS             *
106  909  UBS PMSR GMAC WHOLE LNS     UBS             UBS GMAC WHOLE LOANS
106  915  UBS PMSR WHOLE LOANS        UBS             UBS WHOLE LOAN
472  H00  UBS                         UBS             MMSTR 2004-1 AAR
591  H00  UBS                         UBS             MMSTR 2004-1 AAR
685  H00  UBS                         UBS             MMSTR 2004-1 AAR
708  H00  UBS                         UBS             MMSTR 2004-1 AAR
591  H02  UBS                         UBS             MASTR 2006-1
591  H03  UBS                         UBS             *
472  K32  UBS                         UBS             FANNIE MAE 2004-W14
685  K32  UBS                         UBS             FANNIE MAE 2004-W14
708  K32  UBS                         UBS             FANNIE MAE 2004-W14
472  L09  UBS                         UBS             MARP 2005-1
685  L09  UBS                         UBS             MARP 2005-1
708  L09  UBS                         UBS             MARP 2005-1
708  M99  UBS                         UBS             UBS
106  Q50  UBS SUB MASC 2004-2         UBS             MASD 2004-2
106  Q51  UBS SUB MASTR SLT 2005-1    UBS             UBS MASTR SLT 2005-1
106  Q52  UBS SUB MASD 2005-2         UBS             MASD 2005-2
106  Q53  UBS SUB MASD 2005-3         UBS             MASD 2005-3
106  Q54  UBS SUB MASD 2006-1         UBS             MASD 2006-1
106  Q55  UBS SUB MASD 2006-2         UBS             MASD 2006-2
106  Q56  UBS SUB MASD 2006-3         UBS             MASD 2006-3
708  U04  UBS BANK                    UBS BANK        UBS BANK
708  426  UBS WARBURG                 UBS WARBURG     *
708  L76  UBS WARBURG                 UBS WARBURG     WFMR 2005-M06
472  P68  UBS WARBURG                 UBS WARBURG     WFHM CONFORMING


(page)


106  726  LEHMAN PMSR SASCO 2006BC   WELLS FARGO MASTER SERV  SASCO 2006-BC3
106  729  LEHMAN PMSR SASCO 06-BC5   WELLS FARGO MASTER SERV  SASCO 2006-BC5
106  731  LEHMAN PMSR SASCO 06-BC4   WELLS FARGO MASTER SERV  SASCO 2006-BC4
106  K13  LEHMAN SUB SASCO 2006-BC5  WELLS FARGO MASTER SERV  SASCO 2006-BC5
106  K16  LEHMAN SUB SASCO 2006-BC2  WELLS FARGO MASTER SERV  SASCO 2006-BC2
106  K18  LEHMAN SUB SAIL 2006-3     WELLS FARGO MASTER SERV  SAIL 2006-3
106  K68  LEHMAN SUB 2004-7 DSI      WELLS FARGO MASTER SERV  SAIL 2004-7 DSI


(page)


708  175  MASSACHUSETTS MUTUAL       WFB MASTER SERVICING     *


(page)


591  B04  MORGAN STANLEY             WELLS FARGO CTS      MSM 2005-11AR
591  BO1  MORGAN STANLEY             WELLS FARGO CTS      MSM 2005-9AR
591  B18  MORGAN STANLEY             WELLS FARGO CTS      MSM 2006-3AR
591  M33  MORGAN STANLEY             WELLS FARGO CTS      MSM 2005-6AR
591  M58  MORGAN STANLEY             WELLS FARGO CTS      MSM 2005-5AR
708  BO1  MORGAN STANLEY             WELLS FARGO CTS      MSM 2005-9AR
708  B04  MORGAN STANLEY             WELLS FARGO CTS      MSM 2005-11AR
708  B18  MORGAN STANLEY             WELLS FARGO CTS      MSM 2006-3AR
708  B17  MORGAN STANLEY             WELLS FARGO CTS      MSM 2006-1AR
106  P05  MORGAN PMSR MSM 2004-6AR   WELLS FARGO CTS      MSM 2004-6AR
106  P06  MORGAN PMSR MSM 7AR        WELLS FARGO CTS      MSM 7AR
106  P07  MORGAN PMSR MSM 4          WELLS FARGO CTS      MSM 4
106  P08  MORGAN PMSR MSM 8AR        WELLS FARGO CTS      MSM 8AR
106  P09  MORGAN PMSR MSM 9          WELLS FARGO CTS      MSM 9
106  P10  MORGAN PMSR MSM 10AR       WELLS FARGO CTS      MSM 1OAR
106  P11  MORGAN PMSR MSM 11AR       WELLS FARGO CTS      MSM 11AR
106  P12  MORGAN PMSR MSM 20051FIN   WELLS FARGO CTS      MSM 20051F1N
106  P13  MORGAN PMSR MSM20052ARFIN  WELLS FARGO CTS      MSM20052ARFIN
106  P15  MORGAN PMSR MSM 2005-6AR   WELLS FARGO CTS      MSM 2005-6AR
106  P16  MORGAN PMSR MSM 2005-4     WELLS FARGO CTS      MSM 2005-4
106  P17  MORGAN PMSR MSM 2005-5AR   WELLS FARGO CTS      MSM 2005-5AR
106  P25  MORGAN PMSR MSM 2005-7     WELLS FARGO CTS      MSM 2005-7
106  P32  MORGAN PMSR MSM 2005-3AR   WELLS FARGO CTS      MSM 2005-3AR
106  P35  MORGAN PMSR MSM 2005-10    WELLS FARGO CTS      MSM 2005-10
106  P36  MORGAN PMSR MSM 2005-9AR   WELLS FARGO CTS      MSM 2005-9AR
106  P37  MORGAN PMSR MSM 2005-11AR  WELLS FARGO CTS      MSM 2005-11AR
106  P38  MORGAN PMSR MSM 2006-1AR   WELLS FARGO CTS      MSM 2006-1AR
106  P39  MORGAN PMSR MSM 2006-2AR   WELLS FARGO CTS      MSM 2006-2AR
106  P40  MORGAN PMSR MSM 2006-3AR   WELLS FARGO CTS      MSM 2006-3AR
106  P46  MORGAN PMSR MSM 2006-7     WELLS FARGO CTS      MSM 2006-7
106  P56  MORGAN PMSR MSM 2006-11    WELLS FARGO CTS      MSM 2006-11
106  P58  MORGAN PMSR MSM 2006-6AR   WELLS FARGO CTS      MSM 2006-6AR
106  P59  MORGAN PMSR MSM 2006-8AR   WELLS FARGO CTS      MSM 2006-8AR
106  P62  MORGAN PMSR MSM 2006-9AR   WELLS FARGO CTS      MSM 2006-9AR
106  P63  MORGAN PMSR MSM 2006-2     WELLS FARGO CTS      MSM 2006-2
708  J63  MORGAN STANLEY             WELLS FARGO CTS      MSM 2004-2AR
708  M33  MORGAN STANLEY             WELLS FARGO CTS      MSM 2005-6AR
708  M58  MORGAN STANLEY             WELLS FARGO CTS      MSM 2005-5AR
472  B08  MORGAN STANLEY             WELLS FARGO CTS      *
708  389  MORGAN STANLEY             WILSHIRE FHA LOAN    ATTN ROSS LEVINE


(page)


106  V0l  SOCIETE GEN PMSR WHOLE     WELLS FARGO CTS      SOC GEN WHOLE LN
106  V03  SOCIETE GEN PMSR           WELLS FARGO CTS      SGMS 2006-FRE2


(page)


106  H62  SOPAC 1998-1               Wells Fargo CTS      SOPAC 98-1
106  H63  SOPAC 1998-2               Wells Fargo CTS      SOPAC 98-2


(page)


591  H76-001  THORNBURG       WFB MASTER SERVICING    TMST 2002-2
591  H76-002  THORNBURG       WFB MASTER SERVICING    WFHM 2002-W46
591  H76-003  THORNBURG       WFB MASTER SERVICING    WFHM 2002-W53
591  H76-004  THORNBURG       WFB MASTER SERVICING    WFHM 2002-W52
591  J73      THORNBURG       WFB MASTER SERVICING    THORNBURG 2004-1
591  P43      THORNBURG       WFB MASTER SERVICING    TMST 2003-2
708  382      THORNBURG       WFB MASTER SERVICING    TMST 2006-4
708  390      THORNBURG       WFB MASTER SERVICING    TMST 2006-5
708  B09-001  THORNBURG       WFB MASTER SERVICING    BOA SALE
708  B09-002  THORNBURG       WFB MASTER SERVICING    TMST 2006-1
708  B60      THORNBURG       WFB MASTER SERVICING    TMST 2005-4
708  J73      THORNBURG       WFB MASTER SERVICING    THORNBURG 2004-1
708  L68      THORNBURG       WFB MASTER SERVICING    EMC TRNSF HORNBURG 2005-2
708  M84      THORNBURG       WFB MASTER SERVICING    TMST 2005-3
708  M84-001  THORNBURG       WFB MASTER SERVICING    WELLS 2005-20/LEHMAN SALE
708  P16      THORNBURG       WFB MASTER SERVICING    WFHM 2003-W06
708  P43      THORNBURG       WFB MASTER SERVICING    TMST 2003-2


(page)


708  H06  UBS WARBURG              WFB MASTER SERVICING  *
472  J15  UBS WARBURG              WFB MASTER SERVICING  SEE CAT
685  J15  UBS WARBURG              WFB MASTER SERVICING  *
472  M59  UBS WARBURG              WFB MASTER SERVICING  MARP 2005-2
685  M59  UBS WARBURG              WFB MASTER SERVICING  MARP 2005-2
472  H04  UBS WARBURG              WFB MASTER SERVICING  *
106  904  UBS PMSR MAST2005-2      WFB MASTER SERVICING  MAST 2005-2
106  905  UBS PMSR MABS05-AB1      WFB MASTER SERVICING  MABS 05-AB1
106  908  UBS PMSR MALT2005-5      WFB MASTER SERVICING  MALT2005-5
106  910  UBS PMSR MALT2005-3      WFB MASTER SERVICING  MALT2005-3
106  911  UBS PMSR MALT2005-4      WFB MASTER SERVICING  MALT2005-4
106  913  UBS PMSR MAST2005-6      WFB MASTER SERVICING  MASTR 05-6
106  919  UBS PMSR MALT 2006-1     WFB MASTER SERVICING  MALT 2006-1
106  920  UBS PMSR MABS 06-AB1     WFB MASTER SERVICING  MABS06-AB1
106  921  UBS PMSR MABS 2006-NC1   WFB MASTER SERVICING  MABS 2006-NC1
106  922  UBS PMSR MASTR 2006-HE1  WFB MASTER SERVICING  MASTR 2006-HE1
106  923  UBS PMSR MAST 2006-1     WFB MASTER SERVICING  MAST 2006-1
106  924  UBS PMSR MASTR 2006-2    WFB MASTER SERVICING  MASTR 2006-2
106  931  UBS PMSR MABS 2006-HE4   WFB MASTER SERVICING  MABS 2006-HE4
708  H02  UBS WARBURG              WFB MASTER SERVICING  *
708  H03  UBS WARBURG              WFB MASTER SERVICING  *
591  H04  UBS WARBURG              WFB MASTER SERVICING  *
708  H04  UBS WARBURG              WFB MASTER SERVICING  *
708  H05  UBS WARBURG              WFB MASTER SERVICING  *
708  J15  UBS WARBURG              WFB MASTER SERVICING  *
591  J90  UBS WARBURG              WFB MASTER SERVICING  OPTRED 04-2004
708  J90  UBS WARBURG              WFB MASTER SERVICING  *
708  M32  UBS                      WFB MASTER SERVICING  MABS 2005-AB1
708  M59  UBS                      WFB MASTER SERVICING  MARP 2005-2
708  M71  UBS                      WFB MASTER SERVICING  MASTR 2005-WF1 S/S#U219
591  Q27  UBS WARBURG              WFB MASTER SERVICING  MARM 2002-3
591  Q32  UBS WARBURG              WFB MASTER SERVICING  WFHM 2002-S01
591  P23  UBS WARBURG              WFB MASTER SERVICING  MSSTR 2003-1
708  P23  UBS WARBURG              WFB MASTER SERVICING  MSSTR 2003-1


(page)


          WACHOVIA        WELLS FARGO CTS   *
          NATIONAL
685  D61  BANK
708  280  WACHOVIA        WELLS FARGO CTS   *





EX-35 (b)
(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.

March 20, 2007

Wells Fargo Asset Securities Corporation


RE: Annual Statement As To Compliance for Wells Fargo Home Equity Asset-Backed Securities 2006-1 Trust


Per Section 3.19a of the Pooling and Servicing Agreement, dated as of 5/30/2006, the undersigned Officer of Wells Fargo Bank, N.A., (Securities Administrator), hereby certifies the following for the 2006 calendar year or portion thereof:


(i) An authorized officer of the Securities Administrator has reviewed (or a review has been made under his or her supervision of) such party's activities under this Agreement during the prior calendar year or portion thereof.

(ii) To the best of such officer's knowledge, based on such review, such party has fulfilled all of its obligations under this Agreement, in all material respects throughout the prior calendar year or portion thereof or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

(iii) Notwithstanding anything herein to contrary (and noting that, to the extent of any inconsistency, any and all other statements, certifications or assertions herein are subject to the following): instances of noncompliance related to the subject transaction for the applicable reporting period are identified on Schedule A hereto.



Certified By:
/s/ Scott Strack
Scott Strack, Vice President


Certified By:
/s/ Reid Denny
Reid Denny, Assistant Secretary



(page)


Schedule A

Payment/Distribution Calculation Errors

During the reporting period, certain errors were made in connection with the calculation of payments/distributions on the securities. To the best of the signing officer's knowledge, each such error, which may or may not have been material, has been identified and remedied and any related corrective action has been disclosed in a report previously filed with the SEC in respect of the reporting period.